As Filed with the Securities and Exchange Commission on May 7, 2007
Registration No. 333-133749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

AMENDMENT NO. 5 TO THE
 FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FTS Group, Inc.
(Name of small business issuer in its charter)

Nevada 2253 84-1416864 (State or jurisdiction (Primary Standard Industrial (I.R.S. Employer of incorporation or organization) or Classification Code Number) Identification Number)

7610 West Hillsborough Ave., Tampa, Florida 33615
Telephone: (813) 868-3600
(Address and telephone number of principal executive offices)

7610 West Hillsborough Ave., Tampa, Florida 33615
Telephone: (813) 868-3600
(Address of principal place of business or intended principal place of business)

Scott Gallagher
Chief Executive Officer
FTS Group, Inc.
7610 West Hillsborough Ave., Tampa, Florida 33615
Telephone: (813) 868-3600
(Name, address and telephone number of agent for service)

COPY TO:
Amy M.Trombly, Esq.
1320 Centre Street, Suite 202
Newton, MA 02459
phone (617) 243-0060
fax (617) 243-0066

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

                                            Proposed maximum         Proposed maximum
    Title of each class of            Amount to be            offering price             Aggregate              Amount of
securities to be registered             registered (1)           per security (2)           offering price            registration fee
-----------------------------------           -------------------          ------------------------          --------------------------            -------------------
Common stock par value
$0.001 per share                   212,848,288              $0.07                $14,899,380.16                 $ 1,594.23
-----------------------------------                   --------------------         ------------------------          --------------------------            -------------------

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the  "Act"), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The price of $0.07 per share, which was the average of the high and low prices of the Registrant's common stock, as reported on the Over-The-Counter Bulletin Board on April 21, 2006 is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(3) Of the shares being registered, 92,931,100 are being registered for potential conversions related to the outstanding note. The conversion price of the note is $0.04 or eighty-five percent (85%) of the weighted average volume price of the Common Stock using the AQR function as reported by Bloomberg, L.P. for the Principal Market ("VWAP") for the five (5) trading days preceding such Repayment Date and 84,396,684 shares are being registered underlying outstanding warrants priced at $0.0239, $0.02868 and $0.04.

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Act"), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
FTS GROUP, INC.
OFFERING UP TO 212,848,288 SHARES
OF COMMON STOCK

This prospectus relates to the resale of up to 212,848,288 shares of our common stock by selling shareholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We may, however, receive proceeds from the exercise of warrants. All costs associated with this registration will be borne by us.

Our common stock is traded on the Over-The-Counter Bulletin Board under the trading symbol "FLIP.OB." On May 1, 2007, the last reported sale price for our common stock on the OTCBB was $0.02 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
SEE "RISK FACTORS" BEGINNING ON PAGE 4

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

Subject to Completion, The date of this prospectus is May 7, 2007.

Table of Contents
PROSPECTUS SUMMARY	3
RISK FACTORS	4
USE OF PROCEEDS	8
DETERMINATION OF OFFERING PRICE	8
SELLING SECURITY HOLDERS	9
PLAN OF DISTRIBUTION	11
LEGAL PROCEEDINGS	12
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
DESCRIPTION OF SECURITIES	14
INTEREST OF NAMED EXPERTS AND COUNSEL	15
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	15
ORGANIZATION WITHIN LAST FIVE YEARS	16
DESCRIPTION OF BUSINESS	16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	18
DESCRIPTION OF PROPERTY	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	22
EXECUTIVE COMPENSATION	22
FINANCIAL STATEMENTS	F-1
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	23
INDEMNIFICATION OF DIRECTORS AND OFFICERS	23
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	23
RECENT SALES OF UNREGISTERED SECURITIES	24

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

THE COMPANY

We are engaged in the acquisition and development of a chain of full service retail wireless stores in the Florida Gulf Coast region and the Philadelphia suburban market. Our primary business is the marketing, sale and activation of cellular and satellite handsets, cellular accessories and other related wireless products such as Wi-Fi service and related access equipment for residential or business purposes. We also market and sell products worldwide through our web sites. On October 5, 2005, we announced a proposal to spin off our subsidiary FTS Wireless following the acquisition of a profitable company. We acquired See World in January 2006. We are still evaluating the feasibility, appropriateness and timing of a potential spin-off.

THE OFFERING

This prospectus relates to the resale of up to 212,848,288 shares of our common stock by several selling stockholders who obtained shares of our common stock and warrants in a private placement transaction. This prospectus covers the resale of our stock by the selling stockholders either in the open market or to other investors through negotiated transactions.

Common stock offered	212,848,288 shares
Use of proceeds	We will not receive any proceeds from the sale by the selling stockholder of our common stock. However, we may receive proceeds from the exercise of warrants. See "Use of Proceeds."
Symbol for our common stock	Our common stock trades on The OTCBB Market under the symbol "FLIP.OB:

HOW TO CONTACT US

Our business address is 7610 West Hillsborough Ave., Tampa, Florida, 33615. Our telephone number is (813) 868-3600.

OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE

Shares of common stock outstanding as of May 1, 2007 (1)	153,324,114
Shares of common stock potentially issuable pursuant to warrants registered in this prospectus	84,396,864
Shares of common stock potentially issuable pursuant to convertible notes registered in this prospectus	92,931,100
Total	330,652,258

(1) Assumes:

- No exercise of outstanding warrants to purchase an aggregate of 1,036,000 shares of our common stock at an exercise price of $1.50 per share. The warrants expire in 2010.

- No exercise of options outstanding to purchase 598,000 shares of our common stock at exercises prices ranging from $0.81 per share to $2.75 per share. The options expire on July 27, 2007.

- No exercise of warrants outstanding to purchase 3,000,000 shares of our common stock at an exercise price of $0.25 per share. The warrants expire August 7, 2007.

-No conversion of the 1,000,000 shares of Series B Preferred Stock. The shares can be converted the option of either the Company or the holder at any time after January 3, 2008. The 1,000,000 shares of Series B Preferred Stock convert into 25,000,000 shares of common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected and you may lose some or all of your investment.

WE HAVE A HISTORY OF GENERATING LOSSES AND WE MAY NOT BE ABLE TO REMAIN PROFITABLE.

We had an operating profit of $223,419 for the year ended December 31, 2006, and an operating loss of $1,567,477 for the year ended December 31, 2005. Our future operations may not be profitable if we are unable to develop and expand our wireless business and our Internet operations. Revenues and profits, if any, will depend upon various factors, including whether we will be able to receive funding to advertise our products or find additional businesses to operate and/or acquire. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING.

Our audited financial statements for the fiscal year ended December 31, 2006, reflect an operating profit of $223,419 and stockholders' equity of $1,654,217 as of December 31, 2006. Based on our outstanding debt levels these conditions raise substantial doubt about our ability to continue as a going concern if sufficient additional funding is not acquired or alternative sources of capital are not developed to meet our working capital needs. If we can not obtain additional funding as needed, our business may fail.

WE MAY, IN THE FUTURE, ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK WHICH WOULD REDUCE INVESTORS PERCENT OF OWNERSHIP AND MAY DILUTE OUR SHARE VALUE.

Our Articles of Incorporation authorize the issuance of 855,000,000 shares of common stock. As of December 31, 2006 we have 137,650,469 shares of our common stock issued and outstanding. We are also authorized to issue 150,000 shares of our Series A 10% Convertible Preferred Stock of which no shares are issued or outstanding and 4,850,000 undesignated preferred shares of which no shares are issued or outstanding. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions will have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

WE ONLY RECENTLY ACQUIRED OUR OPERATING UNITS AND HAVE BEEN SELLING WIRELESS COMMUNICATIONS AND SATELLITE TELEVISION PRODUCTS AND SERVICES FOR A SHORT PERIOD OF TIME AND WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS.

We began our retail wireless operations in February 2003 with our acquisition of selected assets of Simply Cellular, Inc. Since we have just begun operations in this industry, we may not find commercial acceptance of our products and services. We have no way of predicting whether our marketing efforts will be successful in attracting new customers and acquiring market share. We may not be able to acquire products and technologies that will attract customers without which we cannot operate profitably. At December 31, 2006 our wholly-owned subsidiary FTS Wireless generated approximately 28% of total revenue. The remaining 72% came from our wholly-owned subsidiary See World Satellites, Inc. acquired on January 3, 2006.

OUR OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST AND WE BELIEVE THEY WILL FLUCTUATE SIGNIFICANTLY FOR THE FORSEEABLE FUTURE. INVESTORS MAY PREFER STABLE AND PREDICTABLE OPERATING RESULTS AND MAY SELL OUR STOCK IF OUR OPERATING RESULTS CONTINUE TO FLUCTUATE OR DO NOT MEET THEIR EXPECTATIONS FOR GROWTH. AS A RESULT YOUR INVESTMENT IN OUR STOCK MAY LOSE VALUE.

Our quarterly results of operations have varied in the past and are likely to continue to vary significantly from quarter to quarter. Our operating expenses are based on expected future revenues and are relatively fixed in the short term. If our revenues are lower than expected, our results of operations could be lower than expected. Additionally, we are unable to forecast our future revenues with certainty because our business plan contemplates the acquisition of new enterprises, which may not occur. Many factors can cause our financial results to fluctuate, some of which are outside of our control.

Quarter-to-quarter comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of our future performance. In addition, during certain future periods our operating results likely will fall below the expectations of public market analysts and investors. In this event, the market price of our common stock likely would decline.

WE NEED ADDITIONAL CAPITAL TO GROW OUR BUSINESS AND IF WE DO NOT FIND SUCH CAPITAL ON ACCEPTABLE TERMS, WE WILL NOT BE ABLE TO FULLY IMPLEMENT OUR BUSINESS PLAN.

We believe we must grow our operations to generate enough revenue to cover our operating and overhead costs and pay down our debt. Therefore, our business plan contemplates the acquisition of new enterprises. The proceeds from our existing financial arrangement may not be sufficient to fully implement our business plan. Additionally, we may not be able to generate sufficient revenues from our existing operations to fund our capital requirements. Accordingly, we may require additional funds to enable us to operate profitably. Such financing may not be available on terms acceptable to us. We currently have no bank borrowings or credit facilities, and we may not be able to arrange any such debt financing. Additionally, we may not be able to successfully consummate additional offerings of stock or other securities in order to meet our future capital requirements. If we cannot raise additional capital through issuing stock or bank borrowings, we may not be able to sustain or grow our business.

TO REMAIN PROFITABLE AND GROW, WE MUST SUCCESSFULLY INTEGRATE NEW BUSINESSES.

Our success depends upon our ability to identify and acquire undervalued businesses. Although we have identified certain companies available for potential acquisition that are undervalued and might offer attractive business opportunities, we may not be able to negotiate profitable acquisitions. If we do make business acquisitions, we must continue to implement and improve our operational, financial and management information systems. We must also hire, train and retain additional qualified personnel, continue to expand and upgrade core technologies, and effectively manage our relationships with customers, suppliers, and other third parties. If we expand as anticipated, expansion could place a significant strain on our current services and support operations, sales and administrative personnel, capital resources, and other company resources. If we fail to effectively manage our growth, our expenses may increase which could lower our earnings or prevent us from becoming profitable. Failure to effectively manage our growth could also result in us failing to generate sufficient revenues to become profitable.

WE DEPEND ON MR. SCOTT GALLAGHER, OUR CHIEF EXECUTIVE OFFICER, AND IF HE LEAVES US, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Mr. Scott Gallagher. The loss of Mr. Gallagher's services would negatively affect our ability to implement our business plan, and, as a result, our financial condition, including our cash position, ability to obtain funding and generate revenues would be harmed. Although we intend to apply for key-man life insurance, we do not currently maintain key life insurance policies for Mr. Gallagher.

OUR STOCK PRICE IS VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT A PRICE HIGHER THAN WHAT YOU PAID.

The market for our common stock is highly volatile. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations. During the fiscal year ended December 31, 2006 our share price has moved between $0.015 and $0.13, and the average daily trading volume has varied between 45,500 shares per day and 5,589,500 shares per day. As a result, the market price of our common stock could decrease without regard to our operating performance. In addition, we believe factors such as quarterly fluctuations in our financial results, announcements of technological innovations or new products by our competitors or us, changes in prices of our products and services or our competitors' products and services, changes in our product mix and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. If our stock price fluctuates, you may not be able to sell your shares at a price higher than what you paid.

THE LIMITED TRADING VOLUME OF OUR STOCK MAY DEPRESS THE PRICE OF OUR STOCK OR CAUSE IT TO FLUCTUATE SIGNIFICANTLY.

There has been a limited public market for our common stock and an active trading market for our common stock may not develop. As a result, you may not be able to sell your common stock in short time periods, or possibly at all.

WE MUST COMPLY WITH PENNY STOCK REGULATIONS WHICH COULD EFFECT THE LIQUIDITY AND PRICE OF OUR STOCK.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to: Deliver a standardized risk disclosure document prepared by the SEC; Provide the customer with current bid and offers quotations for the penny stock; Explain the compensation of the broker-dealer and its salesperson in the transaction; Provide monthly account statements showing the market value of each penny stock held in the customer's account; Make a special written determination that the penny stock is a suitable investment for the purchaser and receives the purchaser's; and Provide a written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

WE DEPEND ON THIRD PARTY VENDORS FOR 100% OF OUR BUSINESS AS WE DO NOT OWN ANY WIRELESS NETWORKS OR MANUFACTURING CAPABILITIES. IF WE ARE NOT ABLE TO SECURE COST-EFFECTIVE PRODUCTS WE MAY NOT BE ABLE TO REMAIN PROFITABLE OR SUSTAIN OUR REVENUES AND MAY LOSE MONEY.

Our performance depends on our ability to purchase products in sufficient quantities at competitive prices and on our vendors' ability to make and deliver high quality products in a cost effective, timely manner. Some of our smaller vendors have limited resources, production capacities, and limited operating histories. We have no long-term purchase contracts or other contracts that provide continued supply, pricing or access to new products and any vendor or distributor could discontinue selling to us at any time. We may not be able to acquire the products that we need in sufficient quantities or on terms that are acceptable to us in the future. As a result, we may not become profitable.

WE EARN REVENUE BASED ON AGREEMENTS WITH CELLULAR AND SATELLITE SERVICE PROVIDERS AND, IF THE CONTRACTS ARE CANCELED WE WOULD LOSE 100% OF THE REVENUE GENERATED FROM THESE ACTIVITIES.

We earn revenues by providing cellular and satellite activations for major wireless carriers such as Metro PCS, Cingular, Sprint/Nextel, and GlobalStar. These agreements are partly based on geography and we signed contracts to earn revenues from activations in Florida. Our agreements may be cancelled at any time by either party. If any of our agreements are cancelled, we will not earn activations through that carrier which will cause our revenues to decrease. If we do not provide activations for a broad line of carriers, our stores will not be as competitive. As a result, our revenues may decrease and we may not become profitable.

WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE WITH OTHER COMPANIES WHICH WOULD NEGATIVELY AFFECT OUR EARNINGS AND POSSIBLY CAUSE A DECLINE IN OUR STOCK.

We operate in a highly competitive environment. We principally compete with other independent retailers, privately held chains that offer a broad range of products and carrier-owned and operated stores with more name recognition and brand identity than us. We believe that success in the industry is based on maintenance of product quality, competitive pricing, delivery efficiency, customer service and satisfaction levels, maintenance of satisfactory dealer relationships, and the ability to anticipate technological changes and changes in customer preferences. Additionally, we believe competition may become more intense over time due to an increasing percentage of customers that already own the products we sell. If we can not compete in our markets, we will not sell a sufficient number of products to generate enough revenues to become profitable. Additionally, our suppliers, whose products we distribute, or major cellular phone manufacturers, may acquire, startup, and or expand their own distribution systems to sell directly to commercial and retail customers which would cause us to lose revenue which could ultimately cause a decline in the value of our stock.

THE TELECOMMUNICATIONS INDUSTRY IS CONSTANTLY EVOLVING AND IF THE INDUSTRY DOES NOT REMAIN AN ATTRACTIVE INVESTMENT OPPORTUNITY FOR US WE MAY HAVE TO SHIFT OUR BUSINESS PLAN WHICH COULD RESULT IN LOWER OR NO EARNINGS AND OUR STOCK PRICE COULD DECLINE.

The technology that our products rely on is constantly changing. The rapid change in technology may lead to the development of wireless telecommunications services or alternative services that consumers prefer over traditional cellular. As a result, we must continue to stay current with new technologies and offer products and services that meet customer demands. It is difficult to predict how our product line will evolve over time and what our profitability margins will be on future products. It is also difficult to predict whether consumers will purchase new products to take advantage of advancements in technology. There is uncertainty as to the extent to which airtime charges and monthly recurring charges may continue to decline. If the technology that our products rely on changes in a way that reduces customer demand for our products or reduces the profitability of our products, we may have to adjust our business plan. If we adjust our business plan, our revenues and earnings may decrease and our stock price may move lower.

WE SELL PRODUCTS THAT RELY ON THIRD PARTY NETWORKS TO OPERATE; IF A NETWORK DISRUPTION OCCURS WE WOULD NO LONGER BE ABLE TO SELL THESE PRODUCTS AND WOULD LOSE 100% OF THE RELATED REVENUE GENERATED FROM THE SALE OF WIRELESS HANDSETS WHILE THE NETWORK WAS DOWN.

The products we sell rely on the efficient and uninterrupted operation of cellular and satellite networks, which are built and maintained by third parties such as Cingular and Sprint. Any failure of these cellular or satellite systems could cause our products to work poorly or not at all. A failure by these third parties to maintain their cellular and satellite systems could result in lower sales of our products which could reduce our revenues and lower our earnings. Additionally, our customers may not understand that the failure of a cellular or satellite system is due to a third party rather than our products and our reputation could be harmed. If our reputation is harmed, we may have difficulty selling our products. We may have to increase our advertising costs to repair our reputation or educate consumers. As a result, a third party failure may result in us failing to become profitable or, if we become profitable, we may not be able to sustain profitability.

USE OF PROCEEDS

The 212,848,288 shares of common stock covered by this prospectus are to be sold by certain selling stockholders who will receive all of the proceeds from such sales. We will not receive any proceeds from the sale of our common shares. However, we may receive proceeds from the exercise of warrants. We can not predict when, or if, we will receive proceeds from the exercise of the warrants. It is possible the warrants will expire and will never be exercised. The proceeds from our exercise of warrants, if any, will be used for working capital and general corporate expenses, expansion of our internal operations and potential acquisition costs, although we do not currently have any agreements or arrangements for pending acquisitions. If all of the warrants from this offering are exercised, we will receive a total of $1,950,396.20. $1,332,632.60 if all of the Class A Warrants are exercised, $555,263.65 if all of the Class B Warrants are exercised and $62,500 if all of the warrants issued to Olympus Securities are exercised.

Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell shares from time to time in negotiated transactions, broker transactions or a combination of such methods at market prices prevailing at the time of the sale or at negotiated prices.

SELLING SECURITY HOLDERS

Based upon information available to us as of April 21, 2006, the following table sets forth the name of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Selling Stockholder	Number of shares beneficially owned before offering	Number of Shares that may be offered pursuant to this prospectus	Number of Shares Beneficially Owned After Offering (1)
Alpha Capital Aktiengesellschaft (2) Pradafant 7 9490 Furstentums Vaduz, Lichtenstein	54,119,663	54,119,663	0
Bristol Investment Fund, Ltd. (3) Caledonian House, Jennett Street George Town, Grand Cayman Cayman Islands	30,220,792	30,220,792	0
Whalehaven Capital Fund Limited (4) 3rd Floor, 14 Par-Laville Road Hamilton, Bermuda HM08	45,331,100	45,331,100	0
Ellis International Ltd. (5) 53rd Street Urbanizacion Obarrio Swiss Tower, 16th Floor, Panama Republic of Panama	27,059,825	27,059,825	0
Omega Capital Small Cap Fund (6) 1403 44th Street, Suite 214 Brooklyn, NY 11219	13,529,938	13,529,938	0
CMS Capital (7) 9612 Ventura Blvd., Suite 108 Panorama City, CA 91402	11,332,825	11,332,825	0
Iroquois Master Fund (8) 641 Lexington Avenue, 26th Floor New York, NY 10022	22,665,552	22,665,552	0
Asher Brand (9) 30 Olympia Lane Monsey, NY 10952	2,029,531	2,029,531	0
Momona Capital Corp. (10) 3 Martha Road Monsey, NY 10952	4,059,062	4,059,062	0
Olympus Securities (11) 170 Changebridge Road, Suite B-1 Montville, NJ 07045	2,500,000	2,500,000	0

(1) Assumes all shares are sold pursuant to this Prospectus.

(2) Alpha Capital Aktiengesellschaft owns 9,866,800 shares of common stock, 25,287,350 shares that may issue upon conversion of a convertible note, 12,643,675 shares upon exercise of class A warrants, and 6,321,838 shares upon exercise of class B warrants. The convertible note is convertible at a fixed price of $0.04 subject to adjustment. The exercise price of the class A warrants is $0.02868. The class A warrants shall be exercisable until the date that this registration statement has been effective for the unrestricted public resale of the warrant shares for 4 years. The exercise price of the class B warrants is $0.0239. The class B warrants are exercisable until the later of four months after the actual effective date of this registration statement, or ninety days after the actual effective date of a further registration statement. Konrad Ackerman and Rainer Posch, as directors, have voting and investment control over the securities held by Alpha Capital Aktiengesellschaft. Mr. Ackerman and Mr. Posch disclaim beneficial ownership of these securities.

(3) Bristol Investment Fund, Ltd. owns 8,094,287 shares of common stock, 12,643,700 shares that may issue upon conversion of a convertible note, 6,321,850 shares upon exercise of class A warrants, and 3,160,925 shares upon exercise of class B warrants. The convertible note is convertible at a fixed price of $0.04 subject to adjustment. The exercise price of the class A warrants is $0.02868. The class A warrants shall be exercisable until the date that this registration statement has been effective for the unrestricted public resale of the warrant shares for 4 years. The exercise price of the class B warrants is $0.0239. The class B warrants are exercisable until the later of four months after the actual effective date of this registration statement, or ninety days after the actual effective date of a further registration statement. Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Advisors, LLC, and as such has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities. Under the subscription agreement dated December 25, 2005, the conversion of the note and exercise of the warrants limits the number of shares that can be beneficially owned by Bristol Investment Fund, Ltd. to 4.9%.

(4) Whalehaven Capital Fund, Limited owns 12,141,475 shares of common stock, 18,965,500 shares that may issue upon conversion of a convertible note, 9,482,750 shares upon exercise of class A warrants, and 4,741,375 shares upon exercise of class B warrants. The convertible note is convertible at a fixed price of $0.04 subject to adjustment. The exercise price of the class A warrants is $0.02868. The class A warrants shall be exercisable until the date that this registration statement has been effective for the unrestricted public resale of the warrant shares for 4 years. The exercise price of the class B warrants is $0.0239. The class B warrants are exercisable until the later of four months after the actual effective date of this registration statement, or ninety days after the actual effective date of a further registration statement. Arthur Jones, Jennifer Kelly, and Derek Wood, as directors, have voting and investment control over the securities held by Whalehaven Capital Fund. Mr. Jones, Ms. Kelly, and Mr. Wood disclaim beneficial ownership of these securities. Under the subscription agreement dated December 25, 2005, the conversion of the note and exercise of the warrants limits the number of shares that can be beneficially owned by Whalehaven Capital Fund, Ltd. to 4.9%.

(5) Ellis International Ltd. owns 4,933,400 shares of common stock, 12,643,650 shares that may issue upon conversion of a convertible note, 6,321,850 shares upon exercise of class A warrants, and 3,160,925 shares upon exercise of class B warrants. The convertible note is convertible at a fixed price of $0.04 subject to adjustment. The exercise price of the class A warrants is $0.02868. The class A warrants shall be exercisable until the date that this registration statement has been effective for the unrestricted public resale of the warrant shares for 4 years. The exercise price of the class B warrants is $0.0239. The class B warrants are exercisable until the later of four months after the actual effective date of this registration statement, or ninety days after the actual effective date of a further registration statement. Wilhelm Unger, as director of Ellis International Ltd., has voting and investment control over the securities held by Ellis International Ltd. Mr. Unger disclaims beneficial ownership of these securities. Under the subscription agreement dated December 25, 2005, the conversion of the note and exercise of the warrants limits the number of shares that can be beneficially owned by Ellis International Ltd to 4.9%.

(6) Omega Capital Small Cap Fund owns 2,466,700 shares of common stock, 6,321,850 shares that may issue upon conversion of a convertible note, 3,160,925 shares upon exercise of class A warrants, and 1,580,463 shares upon exercise of class B warrants. The convertible note is convertible at a fixed price of $0.04 subject to adjustment. The exercise price of the class A warrants is $0.02868. The class A warrants shall be exercisable until the date that this registration statement has been effective for the unrestricted public resale of the warrant shares for 4 years. The exercise price of the class B warrants is $0.0239. The class B warrants are exercisable until the later of four months after the actual effective date of this registration statement, or ninety days after the actual effective date of a further registration statement. Herman Segal has voting and investment control over the securities held by Omega Capital Small Cap Fund. Mr. Segal disclaims beneficial ownership of these securities. Under the subscription agreement dated December 25, 2005, the conversion of the note and exercise of the warrants limits the number of shares that can be beneficially owned by Omega Capital Small Cap Fund to 4.9%.

(7) CMS Capital owns 3,035,375 shares of common stock, 4,741,400 shares that may issue upon conversion of a convertible note, 2,370,700 shares upon exercise of class A warrants, and 1,185,350 shares upon exercise of class B warrants. The convertible note is convertible at a fixed price of $0.04 subject to adjustment. The exercise price of the class A warrants is $0.02868. The class A warrants shall be exercisable until the date that this registration statement has been effective for the unrestricted public resale of the warrant shares for 4 years. The exercise price of the class B warrants is $0.0239. The class B warrants are exercisable until the later of four months after the actual effective date of this registration statement, or ninety days after the actual effective date of a further registration statement. Menachem Lipskier, as manager, has voting and investment control over the securities held by CMS Capital. Mr. Lipskier disclaims beneficial ownership of these securities. Under the subscription agreement dated December 25, 2005, the conversion of the note and exercise of the warrants limits the number of shares that can be beneficially owned by CMS Capital to 4.9%.

(8) Iroquois Master Fund owns 6,070,739 shares of common stock, 9,482,750 shares that may issue upon conversion of a convertible note, 4,741,375 shares upon exercise of class A warrants, and 2,370,688 shares upon exercise of class B warrants. The convertible note is convertible at a fixed price of $0.04 subject to adjustment. The exercise price of the class A warrants is $0.02868. The class A warrants shall be exercisable until the date that this registration statement has been effective for the unrestricted public resale of the warrant shares for 4 years. The exercise price of the class B warrants is $0.0239. The class B warrants are exercisable until the later of four months after the actual effective date of this registration statement, or ninety days after the actual effective date of a further registration statement. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares. Under the subscription agreement dated December 25, 2005, the conversion of the note and exercise of the warrants limits the number of shares that can be beneficially owned by Iroquois Master Fund to 4.9%.

(9) Mr. Asher Brand owns 370,006 shares of common stock, 948,300 shares that may issue upon conversion of a convertible note, 474,150 shares upon exercise of class A warrants, and 237,075 shares upon exercise of class B warrants. The convertible note is convertible at a fixed price of $0.04 subject to adjustment. The exercise price of the class A warrants is $0.02868. The class A warrants shall be exercisable until the date that this registration statement has been effective for the unrestricted public resale of the warrant shares for 4 years. The exercise price of the class B warrants is $0.0239. The class B warrants are exercisable until the later of four months after the actual effective date of this registration statement, or ninety days after the actual effective date of a further registration statement. Mr. Brand has sole voting and dispositive power of these shares. Under the subscription agreement dated December 25, 2005, the conversion of the note and exercise of the warrants limits the number of shares that can be beneficially owned by Mr. Asher Brand to 4.9%.

(10) Momona Capital Corp. owns 740,012 shares of common stock, 1,896,600 shares that may issue upon conversion of a convertible note, 948,300 shares upon exercise of class A warrants, and 474,150 shares upon exercise of class B warrants. The convertible note is convertible at a fixed price of $0.04 subject to adjustment. The exercise price of the class A warrants is $0.02868. The class A warrants shall be exercisable until the date that this registration statement has been effective for the unrestricted public resale of the warrant shares for 4 years. The exercise price of the class B warrants is $0.0239. The class B warrants are exercisable until the later of four months after the actual effective date of this  registration statement, or ninety days after the actual effective date of a further registration statement. Arie Rabinowitz, as manager, has voting and investment control over the securities held by Momona Capital Corporation. Under the subscription agreement dated December 25, 2005, the conversion of the note and exercise of the warrants limits the number of shares that can be beneficially owned by Momona Capital Corp. to 4.9%.

(11) Olympus Securities owns 2,500,000 shares of common stock upon exercise of warrants. The warrants shall be exercisable until the close of business on December 31, 2006. The exercise price of the warrants is $0.025. Olympus Securities is a broker dealer and an underwriter. James Carrazza has voting and investment control over the securities held by Olympus Securities. Mr. Carrazza disclaims beneficial ownership of these securities. The shares were acquired as a finders fee to a financing transaction. Olympus Securities received the shares in the ordinary course of business. At the time Olympus received the securities it had no agreements or understandings, directly or indirectly, with any person to distribute them.

PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

- at prices related to such prevailing market prices, or

- in negotiated transactions, or

- in a combination of such methods of sale; or

- any other method permitted by law.

The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

The selling stockholders, Olympus Securities and any broker-dealers who act in connection with the sale of their shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

- engage in any stabilization activity in connection with any of the shares;

- bid for or purchase any of the shares or any rights to acquire the shares,

- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal. In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

LEGAL PROCEEDINGS

We are not aware of any litigation or potential litigation that could have a material impact on our business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following individuals presently serve as officers and directors of the Company.

Name	Age	Position
------------------	-----	---------------
Scott Gallagher	40	Chairman of the Board of Directors, Chief Executive Officer and President
David R. Rasmussen	40	Director, Chief Operating Officer

All directors hold office until the next annual meeting of stockholders and until their successors are elected. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

SCOTT GALLAGHER. Mr. Gallagher has been Chairman of the Board of Directors and our Chief Executive Office since January of 2002. Prior to joining us, Mr. Gallagher was the founder and President of About-Face Communications, LLC, a privately-held business consulting firm located in Yardley, Pennsylvania. Prior to founding About-Face Communications, LLC, Mr. Gallagher was the Chief Investment Officer and a general partner with the Avalon Investment Fund, a private hedge fund based in New York City and Philadelphia.

DAVID R. RASMUSSEN. Mr. Rasmussen has served on our board of directors since February 10, 2002. On February 1, 2006, Mr. Rasmussen became our Chief Operation Officer and the Chief Executive Officer of our wholly-owned subsidiary, See World Satellites, Inc. Prior to joining us, Mr. Rasmussen was employed with ERC, Inc., a subsidiary of General Electric as an IT project Manager. In that position, he was charged with providing IT solutions that enable business to drive core processes and grow profitable relationships. Mr. Rasmussen received a Bachelor's degree in Computer Technology from Rockhurst University in Kansas City Missouri. He was in the United Sates Air Force and Reserves for eight years as a communications specialist.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of March 31, 2007 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director, (iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2005 fiscal year and (iv) all of our directors and current executive officers as a group:

The stockholders listed below have sole voting and investment power. The address of each of the beneficial owners is 7610 West Hillsborough Ave. Tampa, Fl. 33615, unless otherwise indicated.

	AMOUNT AND
	NATURE OF
	BENEFICIAL	PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)	OWNERSHIP	OF CLASS(2)

Scott Gallagher	11,686,451	7.6%

David R. Rasmussen	1,727,500	1.1%

Alpha Capital Aktiengesellschaft (3)	4,850,866	3.2%
Pradafant 7, Furstentums 9490
Vaduz, Liechtenstein

Whalehaven Capital Fund Limited (4)	12,141,475	7.9%
3 rd Floor, 14 Par-Laville Rd., Hamilton, Bermuda HM08

Bristol Investment Fund, LTD. (5)	8,094,317	5.3%
Caledonian Fund Services Limited,69 Dr. Roy’s Dr.
George Town, Grand Cayman, Cayman Islands

All directors and current executive officers as a group (2 persons)	13,413,951	8.7%

* Less than 1% of outstanding shares of Common Stock.

(1) The address of all individual directors and executive officers is c/o FTS Group, Inc., 7610 West Hillsborough Ave., Tampa, Florida 33615.

(2) The number of shares of common stock issued and outstanding as of March 31, 2007 was 153,324,114 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on as of March 31, 2007, plus shares of common stock subject to options and warrants held by such person on March 31, 2007 and exercisable within 60 days thereafter.

(3) This information is based on a 13G filed on February 9, 2006 by Alpha Capital Aktiengesellschaft.

(4) This information was based on a 13G filed on May 4, 2006 by Whalehaven Capital Fund Limited.

(5) This information is based on a 13G filed on May 4, 2006 by Bristol Investment Fund LTD.

DESCRIPTION OF SECURITIES

AUTHORIZED CAPITAL

Our total number of our Authorized shares of common stock is 855,000,000 with a par value of $0.001 per share. Additionally, we are authorized to issue 5,000,000 shares of Preferred Stock. Of this 5,000,000, we have authorized up to 150,000 shares of our 10% Convertible preferred stock, Series A, $0.01 par value and 1,000,000 shares as Series B Convertible Preferred Stock. As of April 27, 2007, we had no Series A shares issued and outstanding, 1,000,000 shares of Series B stock outstanding and 3,850,000 undesignated shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding.

COMMON STOCK

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by our Board of Directors in its discretion from funds legally available therefore, subject to the rights of Preferred Stockholders. Please refer to our discussion below under "Preferred Stock." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, subject to the rights of Preferred Stockholders. Please refer to our discussion below under "Preferred Stock." Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

NONCUMULATIVE VOTING

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of common stock do not have cumulative voting rights.

PREFERRED STOCK

Our Articles of Incorporation, as amended, vest our Board of Directors with authority to divide our Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation in respect to, among other things, (i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;(iii) whether preferred stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on Preferred Stock in the event of involuntary or voluntary liquidation;(v) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (vi) the terms and conditions by which Preferred Stock may be converted, if the Preferred Stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any.

A total of 150,000 shares were designated Series A Preferred Stock, however, none are outstanding. All Series A shares have an issue price and preference on liquidation equal to $1.00 per share. The Series A Preferred Shares accrue dividends at the rate of 10% per annum during the first two years following issuance, which dividend is payable in cash and is cumulative. During the third through fifth year in which the Series A Preferred Shares are outstanding, the holders are entitled to 3.75% of our net profits, also payable in cash. We may redeem this Preferred Stock at any time following notice to the holder for an amount equal to the issue price, plus any accrued but unpaid dividends. The Series A Preferred Shares are convertible into shares of our common stock at the option of the holder on a one for one basis at any time up to the fifth anniversary of the issuance. On the fifth anniversary, the Series A Preferred Shares automatically convert into shares of our common stock. The conversion rate is subject to adjustment in certain events, including stock splits and dividends. Holders of our preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class.

In April 2007, a total of 1,000,000 shares were designated Series B Preferred Stock and all 1,000,000 shares are outstanding. Upon liquidation (voluntary or otherwise), dissolution or winding up of the Company, holders of Series B Convertible Preferred Stock will receive their prorate share of the total value of the assets and funds of the Company to be distributed, assuming the conversion of Series B Convertible Preferred Stock to Common Stock. The holders of shares of Series B Convertible Preferred Stock shall not be entitled to receive dividends and shall have no voting rights. After June 1, 2006, the shares of Series B Convertible Preferred Stock shall be redeemable at $2.00 per share solely at our option.

Any shares of Series B Convertible Preferred Stock may, at any time after January 3, 2008, at the option of the holder or the Corporation, be converted into fully paid and nonassessable shares of common stock. The number of shares of common stock to which a holder of Series B Convertible Preferred Stock shall be entitled upon a conversion shall be the product obtained by multiplying the number the number of shares of Series B Convertible Preferred Stock being converted by 25.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of FTS Group, Inc. Nor does any such expert or counsel have any contingent based agreement with us or any other interest in or connection to us.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide that the Board of Directors has the power to:

- indemnify our directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of Nevada;

- authorize payment of expenses incurred in defending a civil or criminal action; and

- purchase and maintain insurance on behalf of any director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, a amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

HISTORY

We organized as Full Tilt Sports, Inc. in 1997 as a Colorado corporation to develop and market a line of young men's casual apparel. We own several U.S. trademarks relating to that business. Effective August 23, 2000, we changed our name to FTS Apparel, Inc. Our attempts to build a profitable apparel business were unsuccessful and the prior management team was unable to raise the required funds to continue in the apparel business. As a result, we exited the apparel business. In January 2002, we experienced a change in management. Effective January 11, 2002, Scott Gallagher became our new Chairman and Chief Executive Officer and we appointed three new directors. The new Chairman agreed to purchase 1,861,618 shares of our common stock owned by two of the former officers and directors and other shareholders. The new management team initially developed a strategic plan to acquire and develop cash flow positive businesses. After an analysis of the market, management determined to primarily focus on building a diversified wireless business. FTS Wireless Inc., a wholly owned subsidiary, was organized as a Florida corporation in February 2003 to acquire and develop a chain of retail wireless locations in the Gulf Coast market of Florida. On January 26, 2004, we changed our name to FTS Group, Inc. to reflect the change in our operations. Additionally, on that date, we changed our state of incorporation from Colorado to Nevada. On January 3, 2006, we acquired See World Satellites, Inc., a regional service provider for Dish Networks, Inc., as a wholly-owned subsidiary.

BUSINESS

Our business model is to develop, invest in and acquire cash-flow positive businesses and viable business projects, primarily in the Wireless, Internet and Technology Industries for the benefit of our Company and our stockholders. Since changing our management and business model in 2002 from a pure apparel company we have acquired a profitable business with significant cash-flow relative to our size in See World Satellites, Inc. Additionally, since 2003 we have acquired and developed a retail wireless business based in the Gulf Coast market of Florida through our wholly-owned subsidiary FTS Wireless, Inc.

Through our wholly-owned subsidiaries, See World Satellites, Inc. and FTS Wireless, Inc., we have created a diversified wireless distribution business. Our subsidiary, FTS Wireless, Inc., distributes wireless communications products such as cell phones, PDAs and related communication devices and accessories through our chain of retail locations to customers in the Gulf Coast region of Florida and nationally over the Internet. Our subsidiary See World Satellites, Inc. is a Regional Service Provider, or RSP, and retail distributor of satellite television systems and services for DISH Networks. On the RSP side of our business we install satellite television systems sold by DISH networks and are paid a commission for each installation completed. On the retail side of our business we market, sell and install satellite systems for DISH Networks through our retail location in Indiana, Pennsylvania.

We constantly re-evaluate our product portfolio to stay current with industry trends and meet the needs of our customers. We also continuously evaluate how new technologies such as Wi-Fi and Voice over Internet, or VoIP, will affect our business. We believe these new communication technologies will provide us and distributors like us with new opportunities as the technologies become more widely adopted and next generation products and services are developed and increase in demand.

THE MARKET FOR OUR PRODUCTS AND SERVICES

According to the semi-annual wireless industry survey released in June 2006 by the Cellular Telecommunications & Internet Association, or CTIA, 2006 was a very strong year for the industry as U.S. wireless users grew 25 million to 219 million. This increase comes after the record growth posted during the same period of 2005 when wireless users grew by 25.7 million to 194.5 million subscribers. In addition, the 2006 semi-annual survey found that wireless carriers reported a 72% jump in year over year text messaging for the month of June. Carriers reported delivering 12.5 billion text messages in the month of June 2006 versus 7.3 billion for June of 2005. Also noted in the survey was the increase in wireless minutes used. Wireless customers used more than 850 billion minutes during the first half of 2006, up 27% over the first half of 2005, the survey reported.

On the satellite side of our business, the overall industry had a very strong year. In its quarterly report for the third quarter of the 2006 fiscal year, our primary satellite television vendor DISH Networks reported more than 12.7 million subscribers as of September 30, 2006 for an 8.9% year over year increase from 11.7 million subscribers as of September 30, 2005. DISH later reported that its subscriber base as of the end of 2006 surpassed 13 million.

The market for both our retail wireless business and satellite installation business remains very strong as evidenced by the key metrics identified above. Both of our operating subsidiaries consistently rank as one of the top 3 operators in their respective markets. FTS Wireless is consistently ranked in the top 3 dealers for Metro PCS in the Tampa market and top 10 overall in the Gulf Coast market. Metro PCS is a regional wireless carrier with more than 2 million subscribers. See World Satellites, Inc. has been consistently ranked as the top RSP in terms of installation percentage by DISH Networks versus 21 to 23 total RSP’s in the nation. Over the last five years, DISH Networks is the fastest growing US satellite television provider. We believe by effectively operating our business at high level in our key markets both vendors will offer us additional growth opportunities at some point in the future.

STRATEGIC PARTNERS AND CONTRACTS

METRO PCS

Since October of 2005, Metro PCS has become the leading vendor for FTS Wireless, Inc. accounting for 90% of all wireless handset sales completed during 2006. Metro PCS is a regional wireless carrier based in Dallas, Texas with more than 2 million subscribers in various markets around the U.S. including Miami, Tampa, Orlando, Atlanta and Sacramento. We have secured additional licenses for Los Angeles, New York, Philadelphia and other key markets around the US. We distribute Metro PCS wireless handsets and service plans at six of our Metro PCS approved retail wireless locations in the Tampa/ St. Petersburg market. Metro PCS owns its own network and is therefore not considered a Mobile Virtual Network Operator, or MVNO. Since Metro PCS owns its network it has the ability to offer its customers superior rate plans in its local market. Metro PCS markets unlimited anytime minute plans, unlimited long distance and unlimited text messaging plans beginning at $35 per month with no credit check or service contract required.

ECHOSTAR/DISH NETWORKS

DISH Networks is owned by EchoStar Communications, Inc. and is the primary vendor for our subsidiary See World Satellites, Inc. DISH Networks has more than 13 million subscribers and states that it is the fastest growing pay television provider since 2000 having added more than 7.74 million net new subscribers over the past six years. In June 2006, our subsidiary See World Satellites, Inc signed a new five year agreement to continue providing RSP-related services in the western Pennsylvania market. See World also markets, sells and installs DISH systems and services to retail customers in the western Pennsylvania market.

COMPETITION

Both of our wholly-owned subsidiaries operate in a highly competitive environment. FTS Wireless principally competes with other independent retailers and privately held chains that offer a broad range of products, and carrier owned and operated stores with more name recognition and brand identity than it has. We believe that success in the industry is based on maintenance of product quality and inventory management, competitive pricing, delivery efficiency, customer service and satisfaction levels, maintenance of satisfactory vendor relationships, the ability to anticipate industry changes and changes in customer preferences.

The See World Satellites RSP side of our business operates in a less competitive environment due to the RSP relationship with DISH Networks. Since we perform installation and fulfillment functions for DISH, we are not as dependent on conducting our own marketing and advertising programs and generating business. However, on the retail side of our business, the environment is much more competitive because we must compete with other local and national retailers as well as marketers of Direct TV satellite services and the cable companies.

CARRIERS CORPORATE OWNED STORES

We compete against stores owned by wireless carriers and large national retailers that promote both wireless communication products as well as satellite television products including:

- Sprint/NEXTEL;
- Cingular;
- T-Mobile;
- Verizon Wireless and
- Metro PCS.

The carrier-owned corporate stores generally sell only their own wireless products and services. We believe our product offerings are superior to corporate stores because we offer customers service from multiple carriers and provide the best solution for each customer's individual needs. In addition, we offer wireless content, accessories, Wi-Fi access, satellite phones and service.

LARGE NATIONAL RETAILERS

We compete against large national retailers including:

- Radio Shack;
- Best Buy;
- Staples; and
- Office Depot.

These retailers promote wireless-boxed products with limited customer support. We believe we offer a higher level of customer service and product knowledge to our customers as compared to large national retailers. We also believe our customer service is superior because we focus only on wireless products and services, which are only a part of the business of the above-mentioned retailers. However, due to scale of purchasing power, number of locations and advertising budgets, large national retailers can sometimes offer discounts superior to ours.

LOCAL WIRELESS RETAILERS

FTS Wireless competes with a variety of smaller independent retailers. Our main competitors in the Gulf Coast market are:

- Wireless Toyz, which operates approximately 53 stores in the state of Florida and promotes several brands of wireless products.

- The Mobile Zone, which operates approximately 17 stores in the state of Florida and promotes several brands of wireless products and services.

- PCS Partners which operates approximately 21 stores in Florida and primarily promotes products and services from only one wireless carrier.

We also compete with a variety of smaller, independent retailers operating less than three stores. We compete against these retailers by offering a broad product range and superior customer service.

MARKETING

Our wireless retail business depends on advertising and marketing to attract new customers. We currently advertise in local print publications, including daily newspapers and weekly publications, advertise on the Internet, radio and in flyers and mailers. Additionally, we run in-store product related promotions including a referral program geared at generating new business through our existing customer base. We currently spend between $15,000 and $25,000 per month on advertising depending on the placement of our ads and the time of year. During times of increased advertising, we spend approximately $20,000 to $35,000 or more per month on new product roll-outs and marketing campaigns including print, Internet and television media advertising. We believe our advertising campaigns have increased foot traffic in our stores and increased our overall name recognition.

SUPPLIERS

FTS Wireless, Inc. purchases Metro PCS wireless handsets from Bright Point. Bright Point is one of the largest handset distributors in the U.S. See World Satellites purchases satellite equipment directly from EchoStar. We also purchase related installation supplies from a variety of small manufacturers. We purchase the majority of our wireless accessories from Mega Cell, Inc. based out of Miami, Florida. For certain specialized products, we will purchase from other suppliers based on supply and demand.

INVESTMENTS

In March 2003, we acquired 30,000 shares of Preferred Stock in Vidyah, Inc., a private technology company, for $15,000 in cash. Holders of the Vidyah Preferred Stock have the same voting rights as holders of the common stock. The Preferred Stock has liquidation rights and is convertible, at the holder's option, into an equivalent number of shares of common stock, subject to certain adjustments. Vidyah provides comprehensive technology learning solutions, certification programs, and customized learning for a variety of Fortune 1000 companies, including, Disney, Sony, Microsoft, IBM, Cisco Systems and Harvard University. We purchased an interest in Vidyah.com because we believe Vidyah represents an attractive investment that will increase in value over time.

In November 2005, we acquired a 40% stake in Bucharest, a Romania-based mobile game developer of Maxim Software SRL for $5,000 in cash. Maxim creates, develops and markets mobile games in the Asian and European markets. As part of the agreement, we acquired exclusive U.S. distribution rights to Maxim’s portfolio of mobile games. Maxim will also develop a proprietary wireless content software product for us to be implemented on our web site www.CellChannel.com .

In December 2006, we acquired a 25% stake in an Internet Media venture, Elysium Internet. Elysium Internet is a development stage emerging direct navigation Internet advertising, marketing and media venture. Elysium sells targeted advertising to business customers through its network of direct navigation webs sites and portals. Our total investment into Elysium Internet as of December 31, 2006 was $92,505.

SEASONALITY

The wireless industry typically generates a higher number of subscriber additions and handset sales in the fourth quarter of each year, as compared to the remaining quarters. This is due to the use of retail distribution, which is dependent on the holiday shopping season, timing of new products and service introductions and aggressive marketing and sales promotions. To date, we have not experienced any seasonality in our sales, although we may in the future as we expand our retail operations.

EMPLOYEES

As of May 1, 2007, we had forty nine full-time employees and three part time employees working under our two wholly-owned subsidiaries. FTS Group employs three individuals at the corporate level, our Chairman, Chief Executive Officer and Interim Chief Financial Officer, Scott Gallagher and our Chief Operating Officer, Dave Rasmussen and a part-time HR/Sales and marketing employee.

We expect to hire additional employees over the next twelve months as our business grows. From time-to-time, we engage the services of outside consultants to assist in our business, including attorneys, accountants, and marketing and advertising personnel. We may engage the services of additional individuals in the future as our business needs dictate and our financial resources permit.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

We own and operate two wholly-owned subsidiaries, FTS Wireless, Inc. and See World Satellites, Inc. FTS Wireless operates a retail wireless business in the Gulf Coast of Florida region. See World Satellites operates a satellite television business based out of Indiana, Pennsylvania. Although our business became profitable during 2006, as a result of our debt level and history of losses from operations, the independent registered public accountant that audited our financial statements for the year ended December 31, 2006 assessed that there was substantial doubt about our ability to continue as a going concern.

RESULTS OF OPERATIONS

FULL YEAR PERIOD ENDED DECEMBER 31, 2006 AS COMPARED TO THE FULL YEAR
ENDED DECEMBER 31, 2005 RESULTS OF OPERATIONS
SEGMENT RESULTS FOR THE FULL YEARS ENDED DECEMBER 31, 2006

	Year Ended December 31, 2006
	FTS	FTS	See
	Group	Wireless	World
	Inc.	Inc.	Satellites	Total
Revenues
External	$-	$1,841,939	$4,836,237	$6,678,176
Internal	1,500,000			1,500,000
Segment Revenues	1,500,000	1,841,939	4,836,237	8,178,176

Cost of Goods Sold	-	1,580,263	788,968	2,369,231

Gross Profit	1,500,000	261,676	4,047,269	5,808,945

Selling, General, & Administrative
External	727,792	452,485	2,780,779	3,961,056
Internal	-	300,000	1,200,000	1,500,000
Segment S, G, & A	727,792	752,485	3,980,779	5,461,056

Subtotal	772,208	(490,809)	66,490	347,889

Gain on change in fair value of derivative liabilities	1,400,902	-	-	1,400,902
Depreciation	(22,226)	(40,857)	(61,287)	(124,370)
Interest	(388,611)	(3,184)	(1,159)	(392,954)

Net Income (Loss)	1,762,273	(534,850)	4,044	1,231,467

Intersegment Adjustments	(1,500,000)	300,000	1,200,000	-

	$262,273	$(234,850)	$1,204,044	$1,231,467

SALES REVENUE

CONSOLIDATED

Consolidated sales revenues for the year ended December 31, 2006 increased   $5,367,345, or   409.5%,   to $6,678,076, as compared to   $1,310,731 for the year ended December 31, 2005. The increase in sales revenues was primarily related to the acquisition and development of new stores and opening of new retail outlets.

FTS WIRELESS, INC.

Sales revenue for the year ended December 31, 2006 increased $531,108 or 28.3% to $1,841,839 as compared to $1,310,731 for the year ended December 31, 2005. The increase in sales is primarily related to greater market acceptance of Metro PCS wireless phones and service and as a result of our expanded coverage to include the Orlando, Florida market as well as increased wireless accessory sales. During fiscal 2006 we generated 28% of our total sales from the operations of FTS Wireless, Inc.

SEE WORLD SATELLITES, INC.

Sales revenue for the year ended December 31, 2006 was $4,836,237. See World’s satellite television operations accounted for 72% of our total revenue during fiscal 2006. Our sales revenue for See World Satellites is primarily generated from the sales, service and installation of satellite television systems run by DISH Networks. Since See World was acquired in January of 2006 we do not have year over year comparisons.

COST OF GOODS SOLD

CONSOLIDATED

Consolidated Cost of Goods Sold totaled $2,369,231 for the year ended December 31, 2006. Since our largest subsidiary, See World Satellites generated 72% of our business and was acquired in January of 2006, we do not have accurate consolidated year over year results to be used for guidance. The segment results below discuss the year over year comparisons relating to businesses owned for more then twelve months as of December 31, 2006.

FTS WIRELESS, INC.

Cost of Goods Sold for the year ended December 31, 2006 increased $469,591 or 30% to $1,580,263 as compared to $1,110,645 for the year ended December 31, 2005.The increase in Cost of Goods Sold is primarily related to increased wireless handset sales as well as some one time charges during the year related to relocations as we restructured our retail operations.

SEE WORLD SATELLITES, INC.

Cost of Goods Sold for the year ended December 31, 2006 totaled $788,968. Our Cost of Goods Sold comes primarily from the purchase of satellite dishes and related installation products and materials. Since See World was acquired in January of 2006 we do not have year over year comparisons.

GROSS PROFITS

CONSOLIDATED

Consolidated Gross Profits totaled $4,308,845 for the year ended December 31, 2006. Since our largest subsidiary, See World Satellites generated 72% of our business and was acquired in January of 2006, we do not have accurate consolidated year over year results to be used for guidance. The segment results below discuss the year over year comparisons relating to businesses owned for more then twelve months as of December 31, 2006.

FTS WIRELESS, INC.

Gross Profits for the year ended December 31, 2006 increased $61,490 or 32.7% to $261,576 as compared to $200,086 for the year ended December 31, 2005.The increase in Gross Profits was primarily due to improved operations efficiencies as well as a 28% increase in top line sales. During 2007, we believe we will continue to improve margins and sales resulting in continued increases in gross profits.

SEE WORLD SATELLITES, INC.

Gross Profits for the year ended December 31, 2006 totaled $4,047,269. Gross Profits were generated from our satellite business. Since See World was acquired in January of 2006 we do not have year over year comparisons. During 2007 we believe Gross Profits will improve due to our efforts to improve operating efficiencies. We also plan to expand our territory during 2007 resulting in increased sales and further increases in Gross Profits.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, General and Administrative expense for the year ended December 31, 2006 increased by $2,464,039   to $4,085,426 as compared to $1,767,563 for the year December 31, 2005. The increase in Selling, General and Administrative expenses was primarily related to the acquisition of See World Satellites, Inc. closed during 2006 and the viral growth of our subsidiary FTS Wireless, Inc.

INTEREST EXPENSE

Interest expense decreased to $392,954 for the year ended December 31, 2006 from $422,259 for the year ended December 31, 2005. The decrease was due mainly to reduced borrowing via short term notes as part of the capital raised during the year ended December 31, 2006 versus 2005.

INCOME

We had net income of $1,231,367 for the fiscal year ended December 31, 2006, as compared to net loss of $3,627,067 for the fiscal year ended December 31, 2005. The increase in net income was primarily due to increased sales at FTS Wireless and improved overall operating conditions at FTS Wireless during the year ended December 31, 2006. The addition of the operations of See World Satellites, Inc. not included in the prior years’ operating results and an income benefit from the valuation of outstanding derivatives of $1,400,902 also contributed to the increase in net income.

As of December 31, 2006, we had an accumulated deficit of $10,704,226.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2006, total current assets decreased to $866,501 versus $1,323,143 as of December 31, 2005. Current assets consisted of   $115,056 of cash, $130,025 of accounts receivable, $373,734 of inventories and $247,686 of prepaid expenses and current assets. Total assets increased to $6,719,323 versus $1,974,495 as of December 31, 2005. Total assets consisted of $5,177,696 of Goodwill, Unamortized discount on convertible debt of $232,925, Property and equipment, net of accumulated depreciation of $303,641, Deposits of $16,482, Unamortized debt issuance costs of $29,573, and Investments of $92,505.

As of December 31, 2006, total current liabilities increased to $3,612,067 from $1,331,996 as of December 31, 2005. Current liabilities consisted of $1,820,215 current portion of notes payable to related parties, net of discount, $1,238,321 of convertible debentures-current portion, $548,707 of accounts payable and accrued expenses and $4,824 of current installment of long term debt-equipment loans.

We will require additional capital to support strategic acquisitions, reduce our debt and to facilitate our current expansion plans. We raised funds from institutional investors during 2006 through the issuance of equity securities and the issuance of warrants. Additionally, we raise funds through private placements of our equity securities that may involve dilution to our existing shareholders.

Our currently anticipated levels of revenues and cash flow are subject to many uncertainties beyond our control. Even though we have recently become profitable, our cash flow from operations is not adequate to satisfy our cash requirements related to our outstanding debt schedule and we believe we will be able to generate enough funds from the exercise of outstanding warrants to make our scheduled debt payments. However, we cannot guarantee the funds generated from warrants will be sufficient to meet our requirements. We will continue to seek alternative means for financing our debt repayments and control capital expenditures and/or postpone or eliminate certain investments or expenditures.

The inability to obtain additional financing or generate sufficient cash from operations could require us to reduce or eliminate expenditures for acquiring or developing new retail locations or marketing our products, or otherwise curtail or discontinue our operations, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if we raise funds through the sale of additional equity securities, the common stock currently outstanding will be diluted.

FINANCINGS

During January of 2004, we filed a Registration Statement with the Securities and Exchange Commission to register 15,000,000 shares of our common stock. In conjunction with this registration statement we incurred legal and accounting costs of approximately $25,000. The Registration statement was declared effective by the Securities and Exchange Commission in February of 2004.

On June 15, 2004, we borrowed $61,200 from our Chief Financial Officer, Linda Ehlen. On September 25, 2004, we borrowed $133,800 from our Chairman and Chief Executive Officer, Scott Gallagher. The loans bear an interest rate of 8% per annum and were due in June and September of 2005. Two of the notes carried a 20% premium in the aggregate amount of $37,240. The funds were primarily used to fund acquisitions and to repay loans from Dutchess Private Equities Fund II, LP. These two notes received from related parties, Mr. Gallagher and Mrs. Ehlen required us to issue 932,000 shares of common stock comprised of 625,000 restricted common shares to Mr. Gallagher and 307,000 restricted shares to Mrs. Ehlen, as an inducement to provide the financing. On March 3, 2005 we issued 932,000 restricted common shares. Proceeds in the amount of $186,200 borrowed from two of our officers have been allocated as follows: $131,435 to notes payable and $54,765 to the value of the common stock to be issued to the individuals based on their relative fair values. The difference between the amount to be repaid aggregating $223,440 and the $131,435 represents a debt discount in the amount of $92,005 which we recorded. This amount is being amortized over the life of the loans. For the year ended December 31, 2004, we have amortized $42,073 leaving an unamortized debt discount of $49,931 at December 31, 2004.

During June 2005, we filed a Registration Statement with the Securities and Exchange Commission to register 47,501,563 shares of our common stock. In conjunction with this registration statement we incurred legal and accounting costs of approximately $25,000. The Registration statement was declared effective by the Securities and Exchange Commission in August 2005.

On March 4, 2005, we closed a private placement and agreed to issue 14,493,750 shares of common stock to a group of accredited investors in private placements at an average price of $0.08 per share for gross proceeds of $769,460 after 10% commission and 3% expense fee. In accordance with the subscription agreement, the investors will receive two classes of warrants, called Class A and Class B warrants, for each share of common stock purchased. The A warrants have an exercise price of $0.08 and B warrants have an exercise price of $0.12. We filed the terms and conditions of the financing and registration rights in March 24, 2005 on Form 8-K. The funds raised in the private placement were primarily used for working capital, costs related to the opening of new locations and to reduce outstanding liabilities.

During the three months ended March 31, 2005, $51,017 worth of debentures were converted into 1,004,930 shares of common stock relating to our convertible debenture with Dutchess Private Equities Fund. The convertible debenture was fully extinguished during the period.

During the three months ended March 31, 2005, 2,085,426 shares of common stock were issued relating to our equity line of credit for proceeds of $270,994. Funds were used to repay outstanding notes.

We signed a short-term note payable to Dutchess Equities Fund, II, L.P. in the amount of $500,000 plus a $100,000 premium. The note, dated January 10, 2005 matured on August 10, 2005. The note bore interest at 12% per annum. The note carried certain restrictions relating to additional financing and registration rights to certain shares issued to Dutchess. As of May 5, 2005, the note and interest have been paid in full.

The note contained a stipulation that we would deliver 500,000 shares of common stock with "Piggy-Back" registration rights. In addition, we issued 250,000 shares of restricted common stock in March 2005 relating to loan inducements for a loan in 2004.

During the quarter ended December 31, 2005 warrants were exercised at $0.03 per share by eight accredited investors for the purchase of 762,500 shares of common stock.

During the quarter ended December 31, 2005 we issued 5,474,880 shares to Dutchess Private Equities Fund II, LP, under our equity line of credit for proceeds of $134,575 after fees.

During the quarter ended December 31, 2005, we issued 35,520,424 shares of common stock to a group of ten accredited investors relating to a financing closed on December 29, 2005. An 8-K detailing this issuance was filed with the Securities and Exchange Commission on January 5, 2006.

During the three months ending March 31, 2006, we issued 2,250,000 restricted shares of common stock valued at $0.02 per share to one of our officers to reduce an outstanding debt obligation of $45,000.

During the three months ending March 31, 2006, we issued 2,500,000 restricted shares of common stock valued at $0.02 per share to one of our officers as a success bonus for 2005.

During the three months ending March 31, 2006, we issued 920,000 restricted shares of common stock valued at $0.02 per share to one of our consultants to reduce the $18,400 owed for consulting services relating to services rendered during 2005.

During the three months ending March 31, 2006, we issued 1,000,000 shares of our Series B Convertible Preferred stock, valued at $1,000,000, to Mr. Richard Miller, the former owner and current President of See World Satellites, Inc. The conversion rate for the Series B stock is 25 shares of common stock for each share of Series B Convertible Preferred Stock. The shares of Series B Convertible Preferred Stock may be converted into common stock at any time after January 3, 2008, at our option or at the option of the holder. The Series B stock has no voting rights. Each share is worth $1.00.

During the three months ended June 30, 2006, we agreed to issue 11,458,338 restricted common shares relating to warrants with an excercise price of $0.0239 per share that were exercised by four accredited investors for total proceeds of $273,854.28. 11,458,338 new warrants were issued to the investors under the same terms other than the exercise price which was increased to $0.04.

During the three months ended September 30, 2006, relating to the exercise of warrants, we issued 5,600,000 shares of common stock at an exercise price of $0.045 for total proceeds of $252,000.

At September 30, 2006, 1,185,350 restricted shares due to one of the investors remained unissued.

On October 6, 2006 two investors exercised 1,750,000 warrants with an exercise price of $0.045 per share for proceeds of $78,750.

On October 6, 2006 we issued 250,000 shares as an inducement to enter into a short term loan in the amount of $75,000.

On October 16, 2006 two investors exercised 1,250,000 warrants with an exercise price of $0.045 per share for proceeds of $56,250.

On October 17, 2006 an investor exercised 312,500 warrants with an exercise price of $0.045 per share for proceeds of $14,062.50.

On November 8, 2006 we issued 788,000 shares for proceeds of $32,179.00.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments and estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

•
Estimating the fair value of the Company's complex derivative financial instruments that are required to be carried as liabilities at fair value pursuant to Statements on Financial Accounting Standards No. 133 Accounting for Derivative Financial Instruments and Hedging Activities (FAS 133)

DERIVATIVE FINANCIAL INSTRUMENTS

We do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we frequently enter into certain other financial instruments and contracts, such as debt financing arrangements, preferred stock arrangements and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts or (iii) may be net-cash settled by the counterparty to a financing transaction. As required by FAS 133, these instruments are required to be carried as derivative liabilities, at fair value, in our financial statements.

We estimate fair values of derivative financial instruments using various techniques, and combinations thereof, that are considered to be consistent with the objective measuring of fair values. In selecting the appropriate technique(s), we consider, among other factors, the nature of the instrument, the market risks that such instruments embody and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we generally use the Black Scholes option valuation technique, since it embodies all of the requisite assumptions, including trading volatility, estimated terms and risk free rates, necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, we generally use the Flexible Monte Carlo valuation technique since it embodies all of the requisite assumptions, including credit risk, interest-rate risk and exercise/conversion behaviors, that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, we project and discount future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in our trading market price which has high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income will reflect the volatility in these estimate and assumption changes.

REVENUE RECOGNITION

Our wholly-owned subsidiary, FTS Wireless, recognizes revenue from the activation of new wireless customers and the sale of wireless handsets, airtime and accessories at the time of activation or sale. Net revenues from wireless activations are recognized during the month the activation is performed. Allowances for charge-backs, returns, discounts and doubtful accounts are provided when sales are recorded. Shipping and handling costs are included in cost of sales.

Our wholly-owned subsidiary, See World Satellites, Inc. recognizes revenue when it makes a sale within the store, completes a retail satellite receiver installation at the customer's home and the customer signs a contract, or completes a retail service provider satellite receiver installation at the customer's home and the customer signs a contract.

Although our post-paid activations both at wireless and the retail side of See World’s business are subject to possible charge-back of commissions if a customer deactivates service within the allowable 180-day period after signing the contract, they still recognize the activation in the period of the activation. We have set up a reserve for possible activation charge-backs. Based on SFAS No. 48, this is permitted if reliable estimates of the expected refunds can be made on a timely basis, the refunds are being made for a large pool of homogeneous terms, there is sufficient company-specific historical basis upon which to estimate the refunds, and the amount of the commission specified in the agreement at the outset of the arrangement is fixed, other than the customer's right to request a refund.

ACCOUNTS RECEIVABLE

Accounts receivable consist primarily of trade receivables, net of a valuation allowance for doubtful accounts.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, we consider all short-term debt securities with maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss included in the results of operations. Depreciation is computed over the estimated useful lives of the assets (3-20 years) using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Maintenance and repairs are charged to operations as incurred.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from those estimates.

GOODWILL AND INTANGIBLE ASSET IMPAIRMENT

Realization of long-lived assets, including goodwill, is periodically assessed by our management. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. In management's opinion, there was no impairment of such assets at December 31, 2006.

INVENTORIES

Inventories are valued at the lower of cost determined on a first-in, first-out method, or market value.

GOING CONCERN

Our financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon our ability to expand our operations and secure additional financing. Failure to secure financing or expand operations may result in our Company not being able to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern.

SUBSIDIARIES

As of December 31, 2006, we had two wholly-owned subsidiaries, FTS Wireless, Inc. and See World Satellites, Inc.

DESCRIPTION OF PROPERTY

As of March 1, 2007, we have seven leases for FTS Wireless retail stores and our FTS Group corporate facilities in Tampa, Florida. We have one lease for our See World Satellites satellite installation business in Indiana, Pennsylvania. Our retail stores for FTS Wireless are located in the counties of Hillsborough and Pinellas, generally within 30 miles of Tampa, Florida. The retail stores vary in size from 500 to 2,000 square feet. Our principal office is located in approximately 1,500 square feet of the leased facilities in Tampa, Florida. Our location in Indiana, Pennsylvania for See World Satellites, Inc. is approximately 5,000 square feet. The minimum aggregate monthly rental commitment for the retail stores is $12,582. The terms of the leases vary from month-to-month to three years with a three-year option.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At September 30, 2006, we had the following debt obligations and made the following payments to Mr. Richard Miller, a director and President of our wholly-owned subsidiary See World. We paid Mr. Miller $500,000 on January 3, 2006 relating to the acquisition of See World. We carried a short term note obligation in the amount of $500,000 due to Mr. Miller. This note was due within 30 days of the effective date of a new five year contract between Echo Star Satellites, L.L.C., DISH Network Services, L.L.C. and See World. During the twelve months ended December 31, 2006 we paid this note in full. Additionally, we issued 1,000,000 shares of our Series B Convertible Preferred stock to Mr. Miller during the three months ended March 31, 2006. The conversion rate for the Series B stock is 25 shares of common stock for each share of Series B Convertible Preferred Stock. The shares of Series B Convertible Preferred Stock may be converted into common stock at any time after January 3, 2008, at our option or that of the holder. The Series B stock has no voting rights. Each share is worth $1.00. On April 3, 2006, we made a $250,000 payment to Mr. Miller reducing the outstanding note amount to $3.25 million as of June 30, 2006. On July 5, 2006, we made a $250,000 payment to Mr. Miller reducing the outstanding note amount to $3 million. In October 2006 we made a $250,000 payment to Mr. Miller reducing the outstanding note amount due to $2.75 million as of November 15, 2006. We filed an 8-K with the terms and conditions of this note on January 5, 2006. Mr. Miller also extended to us a short-term note in the amount of $551,073, of which $375,000 was paid back January 13, 2006. During the three months ended September 30, 2006 we repaid $58,691 of the outstanding note leaving an unpaid balance of $117,382 at September 30, 2006. Also during the period ended December 31, 2006 we paid an additional $117,382 to Mr. Miller to extinguish an existing note due January 3, 2007.

During the third quarter ended September 30, 2005, our Chief Executive Officer advanced additional funds totaling $70,661 to us. During the fourth quarter ended December 31, 2006, these advances were converted to a note with an interest rate of 20% per annum. The note must be repaid by August 2007. Mr. Gallagher was issued 1,000,000 shares of restricted stock as inducement for providing this financing.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded over the counter and has been quoted in the OTC Bulletin Board since March 18, 1999. The stock currently trades under the symbol "FLIP."

The following table sets forth the range of high and low bid quotations as reported by the National Association of Securities Dealers for our common stock for the last two fiscal years. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions and do not necessarily represent prices at which actual transactions were effected.

Year Ended	High	Low
2005
March 31	$ 0.23	$ 0.10
June 30	$0.13	$0.075
September 30	$0.095	$0.046
December 31	$0.05	$0.021

2006
March 31	$0.065	$0.035
June 30	$0.13	$0.075
September 30	$0.075	$0.045
December 31	$0.07	$0.049

2007
March 31*	$0.055	$0.021

* Through March 31, 2007.

HOLDERS OF RECORD

We had approximately 2,557 holders of record of our common stock as of May 1, 2007.

DIVIDEND POLICY

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors. In July 2004, our Board of Directors approved a 10% warrant dividend to stockholders of record on August 28, 2004. The warrant allows stockholders of record to purchase one new share of common stock at $0.25 for each ten common shares owned. The warrant expires in three years. No cash dividends on the common stock have been paid or declared by the Board to date. We expect to retain our future earnings, if any, to invest in our Company. We do not anticipate any cash dividends being paid out in the foreseeable future.

TRANSFER AGENT

Our transfer agent is Securities Transfer Corporation, located at 2591 Dallas Parkway Suite 102, Frisco, Texas 75034. Their phone number is (469) 633-0101.

EXECUTIVE COMPENSATION

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2006 and 2005 to (1) our Chief Executive Officer and (2) our Chief Operating Officer.

Summary Compensation Table

Name and Principal Position (a)	Year Ended December 31, (b	)	Base Salary $ (c	)	Bonus $ (d )	Stock Awards (7) $ (e )	All Other Compensation $ (i )	Dollar Value of total compensation for the covered fiscal year $ (j	)
Scott Gallagher, Principal Executive Officer	2006		$200,000		$50,000 (2)			$250,000
	2005		$100,000		$50,000 (1)	$50,000 (5)	$8,000 (4)	$208,000

David Rasmussen, Chief Operating Officer	2006		$150,000		$25,000 (3)	$30,000 (6)		$205,000
	2005						$8,000 (4)	$8,000

(1)	In 2005 Mr. Gallagher was granted an annual bonus of $50,000.

(2)	In 2006 Mr. Gallagher was granted an annual bonus of $50,000.

(3)	In 2006 Mr. Rasmussen was granted an annual bonus of $25,000.

(4)	In 2005 both Mr. Gallagher and Mr. Rasmussen received $8,000 as board compensation.

(5)	In 2005 Mr. Gallagher received 1,500,000 restricted shares as part of his employment contract.

(6)	In 2006 Mr. Rasmussen received 1,500,000 restricted shares as part of his employment contract.

(7) A discussion of the assumptions used to value these awards are included in Note 1, Notes to Consolidated Financial Statements.

NARATIVE TO SUMMARY COMPENSATION TABLE

EMPLOYMENT AGREEMENTS FOR EACH NAMED EXECUTIVE OFFICER

We have two-year consulting agreements with our Chief Executive Officer and our Chief Operating Officer as follows:

Employment Agreement with Mr. Scott Gallagher

On February 1, 2006, we entered into an employment agreement with Mr. Scott Gallagher to serve as our Chief Executive Officer and as Chairman of the Board of Directors. The employment agreement was changed to a consulting agreement during 2006 under the same terms. Under the terms of such agreement, Mr. Gallagher received an initial grant of 1,500,000 restricted shares of our common stock per his contract. For an initial term of 3 years, Mr. Gallagher is to receive a base salary of $200,000 per year. Mr. Gallagher will also be eligible for cash and stock bonuses annually depending upon the performance of the Company.

Employment Agreement with Mr. David R, Rasmussen

On February 1, 2006, we entered into an employment agreement with Mr. David R. Rasmussen to act as our Chief Operating Officer and as Chief Executive Officer of our wholly-owned subsidiary, See World Satellites, Inc. Under the terms of such agreement, Mr. Rasmussen will received an initial grant of 1,500,000 restricted shares of our common stock per his contract. For an initial term of 2 years, Mr. Rasmussen is to receive a base salary of $150,000 per year. We will review Mr. Rasmussen’s salary annually to for the purpose of determining a reasonable increase based on his service and performance, taking into consideration a good-faith assessment of any other incentive and/or bonus plans to which Mr. Rasmussen may be a party. Mr. Rasmussen will also be eligible for cash and stock bonuses annually depending upon the performance of the Company as set forth below:

Year	EBITDA Target	Cash Bonus	Revenue Target	Stock Bonus
2006	$2 Million	$100,000	$9 Million	500,000 Shares
2007	$3 Million	$150,000	$12 Million	750,000 Shares
2008	$4 Million	$200,000	$15 Million	1,000,000 Shares

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

We did not grant stock options in 2005 or 2006. Additionally, no stock options were exercised by any of the named executive officers in 2005 or 2006.

DIRECTOR COMPENSATION

We do not currently have any outside directors. In 2005, we paid our directors, who are also our employees, $2,000 per quarter. In February 2006, we eliminated board compensation for 2006. During 2007 our directors will receive a grant of 250,000 shares of restricted stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our directors or executive officer serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

FTS Group, Inc. and Subsidiaries

R. E. Bassie & Co.
Certified Public Accountants

6671 Southwest Freeway, Suite 550
Houston, Texas 77074-2221
Tel: (713) 272-8500 Fax: (832) 202-0536
E-Mail: Rebassie@aol.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
FTS Group, Inc.:

We have audited the accompanying consolidated balance sheet of FTS Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the two-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FTS Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the two-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ R. E. Bassie & Co.

Houston, Texas
May 4, 2007

FTS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

Assets	2006	2005
Current assets:		(restated )
Cash and cash equivalents	$115,056	$243,079
Restricted cash	-	560,000
Accounts receivable	130,025	12,201
Inventories, net	373,734	33,180
Prepaid expenses and current assets	247,686	474,683
Total current assets	866,501	1,323,143

Property and equipment, net of accumulated depreciation	303,641	208,210
Unamortized discount on convertible debt	232,925	380,690
Unamortized debt issuance costs	29,573	46,313
Investments	92,505	-
Goodwill	5,177,696	-
Deposits	16,482	16,139
Total assets	$6,719,323	$1,974,495

Liabilities and Stockholders' Equity (Deficiency)

Current liabilities:
Accounts payable and accrued expenses	$548,707	$468,185
Current portion of notes payable to related parties, net of discount	1,820,215	80,850
Convertible debentures-current portion	1,238,321	782,961
Current installments of long-term debt-equipment loans	4,824	-
Total current liabilities	3,612,067	1,331,996

Fair value of derivative liabilities	453,039	1,849,366
Convertible debentures	-	430,088
Long-term debt to related parties, less current installments	1,000,000	-
Total liabilities	5,065,106	3,611,450

Stockholders' equity (deficiency):
10% Convertible Preferred Stock, Series A, $0.01 par value:
855,000 shares authorized; 0 shares issued and outstanding	-	-
Preferred stock, $0.01 par value, 4,850,000 undesignated
shares authorized, none issued	-	-
Convertible Preferred Stock, Series B, $0.01 par value:
1,000,000 Shares authorized, issued and outstanding at December 31 , 2006	10,000	-
Common stock, $.001 par value. Authorized 855,000,000 shares:
137,650,469 shares issued and outstanding at December 31, 2006,
102,098,756 shares issued and outstanding at December 31, 2005.	137,650	102,099
Additional paid-in capital	12,231,626	10,196,539
Accumulated deficit	(10,704,226)	(11,935,593)
	1,675,050	(1,636,955)
Deferred stock compensation	(20,833)	-

Total stockholders' equity (deficiency)	1,654,217	(1,636,955)

Total liabilities and stockholders' equity (deficiency)	$6,719,323	$1,974,495

See accompanying notes to consolidated financial statements.

FTS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
		(restated)
REVENUES
Service Revenue-See World Satelltites, Inc.	$4,836,237	$-
Product Retail Sales-FTS Wireless, Inc.	1,841,839	1,310,731
	6,678,076	1,310,731

COST OF GOODS SOLD
Service-See World Satelltites, Inc.	788,968	-
Product-FTS Wireless, Inc.	1,580,263	1,110,645
	2,369,231	1,110,645

GROSS PROFIT
Service-See World Satelltites, Inc.	4,047,269	-
Product-FTS Wireless, Inc.	261,576	200,086
	4,308,845	200,086

GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses	4,085,426	1,767,563
	4,085,426	1,767,563

INCOME (LOSS) FROM OPERATIONS	223,419	(1,567,477)

OTHER INCOME (EXPENSE)
Change in fair value of Derivative Liabilities	1,400,902	(1,629,831)
Unrealized loss on investments	-	(7,500)
Interest	(392,954)	(422,259)
	1,007,948	(2,059,590)

NET INCOME (LOSS)	$1,231,367	$(3,627,067)

PER SHARE INFORMATION:
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	124,851,085	55,986,790

Diluted	241,014,960	55,986,790

NET LOSS PER COMMON SHARE:
Basic	$0.01	($0.06)

Diluted	$0.01	($0.06)

See accompanying notes to consolidated financial statements.

FTS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
		(restated)
Cash flows from operating activities:
Net income (loss)	$1,231,367	$(3,627,067)
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	399,592	35,974
Common shares issued for services	68,400	630,850
Gain on equipment disposal	(7,612)	-
Unrealized loss on investment in private entity	-	7,500
Amortization of debt discount	2,679	180,893
Change in fair value of derivative liabilities	(1,400,902)	1,629,831
(Increase) decrease in operating assets:
Accounts receivable	(32,066)	75,284
Inventories	(196,010)	11,818
Prepaid expenses	268,303	747
Other assets	(343)	10,850
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(25,809)	322,011
Net cash provided by (used in) operating activities	307,599	(721,309)

Cash flows from investing activities:
Net assets 100% acquisition of See World Satellites, Inc.	(206,100)	-
Capital expenditures for property and equipment	(88,592)	(119,629)
Insurance proceeds involuntary conversion of assets	12,855	-
Proceeds from funding restricted for investment in acquisition	(440,000)	(560,000)
Release of restriction on funding proceeds for investment in acquisition	1,060,000	-
Payment to See World Satellites, Inc. acquisition from escrowed amounts	(1,000,000)	-
Payments for investment in Elysium	(92,505)	-
Net cash used in investing activities	(754,342)	(679,629)

Cash flows from financing activities:
Proceeds from issuance of stock	862,829	882,298
Proceeds from convertible debentures	30,000	-
Proceeds from stock issued under equity line	33,110	1,263,000
Proceeds from note payable to Dutchess Advisors	-	560,000
Proceeds from notes payable related parties	710,002	84,000
Repayments of notes payable-truck loans	(15,823)	-
Repayments of note payable to Dutchess Advisors	-	(921,022)
Repayments of debenture loan	-	(26,876)
Repayments of notes payable to individuals	-	(37,250)
Repayment of loans from related parties	(1,301,398)	(168,082)
Net cash provided by financing activities	318,720	1,636,068

Net increase (decrease) in cash	(128,023)	235,130

Cash at beginning of year	243,079	7,949
Cash at end of year	$115,056	$243,079

Supplemental schedule of cash flow information:
Interest paid	$10,770	$93,133

Supplemental disclosure of non-cash investing and financing activities:
Stock issued in exchange for convertible debentures	$8,085	$51,016

Stock issued as loan inducements	$10,714	$38,462

Stock issued in payment of accounts payable and accrued expenses	$-	$77,365

Acquisition of See World Satellites, Inc.
Final negotiated purchase price of 100% of See World Satellites, Inc. stock	$5,500,000
Amount financed through formal promissory note to Richard Miller	(3,500,000)
Paid in preferred stock of FTS Group, Inc.	(1,000,000)
Cash down payment for See World Satellites, Inc.	$1,000,000

See accompanying notes to consolidated financial statements.

FTS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (restated)

		Preferred		Common	Additional			Total
	Preferred	Stock	Common	Stock	Paid-In	Deferred	Accululated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Compenasation	Deficit	Equity
Beginning balance January 1, 2005	-	$-	37,882,183	$37,882	$7,848,833	$-	$(8,308,526)	$(421,811)

Issuance of common
shares for cash	-	-	13,461,300	13,461	868,837	-	-	882,298

Issuance of common
shares for services	-	-	6,572,500	6,573	624,277	-	-	630,850

Conversion of debentures into
shares of common stock	-	-	522,086	522	50,494	-	-	51,016

Issuance of common shares
through equity line	-	-	8,140,263	8,141	451,513	-	-	459,654

Proceeds for stock and warrants
from subscription agreement	-	-	35,520,424	35,520	352,585	-	-	388,105

Net loss	-	-	-	-	-	-	(3,627,067)	(3,627,067)

Balance December 31, 2005	-	-	102,098,756	102,099	10,196,539	-	(11,935,593)	(1,636,955)

Issuance of common
shares for cash	-	-	26,603,651	26,603	858,726	-	-	885,329

Issuance of common
shares for services	-	-	4,920,000	4,920	93,480	-	-	98,400

Issuance of preferred stock
for repayment of debt	1,000,000	10,000	-	-	990,000	-	-	1,000,000

Issuance of common stock
for repayment of debt	-	-	2,250,000	2,250	42,750	-	-	45,000

Issuance of common shares
through equity line	-	-	788,000	788	32,322	-	-	33,110

Issuance of common shares
as loan inducements	-	-	250,000	250	10,464	-	-	10,714

Proceeds for stock and warrants
from subscription agreement	-	-	740,062	740	7,345	-	-	8,085

Deferred compensation	-	-	-	-	-	(30,000)	-	(30,000)

Amortization of
deferred compensation	-	-	-	-	-	9,167	-	9,167

Net income	-	-	-	-	-	-	1,231,367	1,231,367

Balance December 31, 2006	1,000,000	$10,000	137,650,469	$137,650	$12,231,626	$(20,833)	$(10,704,226)	$1,654,217

FTS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

(1) SUMMARY OF SIGINIFICANT ACCOUNTING POLICIES

ORGANIZATION, OWNERSHIP AND BUSINESS

FTS Group, Inc. (the "Company"), is a holding company incorporated under the laws of the State of Nevada. The Company is focused on developing, acquiring and investing-in cash-flow positive businesses and viable business ventures primarily those in the Internet, Wireless and Technology industries. Through its two wholly-owned subsidiaries See World Satellites, Inc. and FTS Wireless, Inc., the Company has acquired and developed a diversified wireless business engaged in the distribution of next generation wireless communications and entertainment products and services for businesses and consumers alike. The Company's wholly-owned subsidiary See World Satellites, Inc. is a leading distributor of satellite television systems and related products and services for DISH Networks in the western Pennsylvania marketplace. The Company's wholly-owned subsidiary FTS Wireless, Inc. is an emerging retail wireless distributor operating in the gulf coast market of Florida.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: FTS Wireless, Inc. and See World Satellites, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all short-term debt securities with maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable consist primarily of trade receivables, net of a valuation allowance for doubtful accounts.

INVENTORIES

Inventories are valued at the lower-of-cost or market on a first-in, first-out basis.

INVESTMENT SECURITIES

The Company accounts for its investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Debt securities for which the Company does not have the intent or ability to hold to maturity and equity securities not classified as trading securities are classified as available-for-sale. The cost of investments sold is determined on the specific identification or the first-in, first-out method. Trading securities are reported at fair value with unrealized gains and losses recognized in earnings, and available-for-sale securities are also reported at fair value but unrealized gains and losses are shown in the caption "unrealized gains (losses) on shares available-for-sale" included in stockholders' equity. Management determines fair value of its investments based on quoted market prices at each balance sheet date.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are recorded at cost less accumulated depreciation. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss included in the results of operations. Depreciation is computed over the estimated useful lives of the assets (3-20 years) using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Maintenance and repairs are charged to operations as incurred.

INTANGIBLE ASSETS

SFAS No. 142 eliminates the amortization of goodwill, and requires annual impairment testing of goodwill and introduces the concept of indefinite life intangible assets. The Company adopted SFAS No. 142 effective January 1, 2002. Goodwill and indefinite-lived intangible asset impairment is always assessed based upon a comparison of carrying value with fair value.

IMPAIRMENT OF LONG-LIVED ASSETS

Realization of long-lived assets, including goodwill, is periodically assessed by the management of the Company. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. In management's opinion, there was no impairment of such assets at December 31, 2006.

REVENUE RECOGNITION

The Company's wholly-owned subsidiary, FTS Wireless, recognizes revenue from the activation of new wireless customers and the sale of wireless handsets, airtime and accessories at the time of activation or sale. Net revenues from wireless activations are recognized during the month the activation is performed. Allowances for charge-backs, returns, discounts and doubtful accounts are provided when sales are recorded. Shipping and handling costs are included in cost of sales.

The Company's wholly-owned subsidiary, See World Satellites, Inc. recognizes revenue when it makes a sale within the store, completes a retail satellite receiver installation at the customer's home and the customer signs a contract, or completes a retail service provider satellite receiver installation at the customer's home and signs a contract.

Although the Company's post-paid activations both at wireless and the retail side of See World’s business are subject to possible charge-back of commissions if a customer deactivates service within the allowable 180-day period after signing the contract, they still recognize the activation in the period of the activation. The Company has set up a reserve for possible activation charge-backs. Based on SFAS No. 48, this is permitted if reliable estimates of the expected refunds can be made on a timely basis, the refunds are being made for a large pool of homogeneous terms, there is sufficient company-specific historical basis upon which to estimate the refunds, and the amount of the commission specified in the agreement at the outset of the arrangement is fixed, other than the customer's right to request a refund.

INCOME TAXES

The Company is a taxable entity and recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when the temporary differences reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date of the rate change. A valuation allowance is used to reduce deferred tax assets to the amount that is more likely than not to be realized.

EARNINGS PER SHARE

The basic net earnings (loss) per common share is computed by dividing the net earnings (loss) by the weighted average number of shares outstanding during a period. Diluted net earnings (loss) per common share is computed by dividing the net earnings, adjusted on an as if converted basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the years ended December 31, 2006 and 2005, potential dilutive securities that had an anti-dilutive effect were not included in the calculation of diluted net earnings (loss) per common share. These securities include options to purchase shares of common stock.

ADVERTISING COSTS

The cost of advertising is expensed as incurred. Advertising expense was $116,455 and $23,631 for the years ended December 31, 2006 and 2005 respectively.

STOCK-BASED COMPENSATION

Effective the first quarter of fiscal 2006, the Company adopted SFAS 123(R) which establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, over the requisite service period. The Company previously applied APB 25 and related interpretations, as permitted by SFAS 123.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments and estimates.

The Company believes the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

•
Estimating the fair value of the Company's complex derivative financial instruments that are required to be carried as liabilities at fair value pursuant to Statements on Financial Accounting Standards No. 133 Accounting for Derivative Financial Instruments and Hedging Activities (FAS 133)

FAIR VALUE OF DERIVATIVE FINANCIAL INSTRUMENTS

The Company does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, they frequently enter into certain other financial instruments and contracts, such as debt financing arrangements, preferred stock arrangements and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts or (iii) may be net-cash settled by the counterparty to a financing transaction. As required by FAS 133, these instruments are required to be carried as derivative liabilities, at fair value, in the Company’s financial statements.

The Company estimates fair values of derivative financial instruments using various techniques, and combinations thereof, that are considered to be consistent with the objective measuring of fair values. In selecting the appropriate technique(s), the Company considers, among other factors, the nature of the instrument, the market risks that such instruments embody and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black Scholes option valuation technique, since it embodies all of the requisite assumptions, including trading volatility, estimated terms and risk free rates, necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, the Company generally uses the Flexible Monte Carlo valuation technique since it embodies all of the requisite assumptions, including credit risk, interest-rate risk and exercise/conversion behaviors, that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the Company’s trading market price which has high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimate and assumption changes.

NEW ACCOUNTING STANDARDS

In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Internal Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application of changes in accounting principle to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 on January 1, 2006. Any impact on the Company's consolidated results of operations and earnings per share will be dependent on the amount of any accounting changes or corrections of errors whenever recognized.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.

The guidance in that opinion; however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date this statement was issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends FASB statement No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges." This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have any immediate material impact on the Company.

(2)  RESTRICTED CASH

At June 30, 2006 Restricted Cash of $500,000 represented a short term note obligation due Richard Miller as part of the financing of the acquisition of See World Satellites, Inc. ("See World"). Per the purchase agreement, Mr. Miller was to receive $500,000 within 30 days of the ratification of new five year renewal contracts with Echo Star Satellites, LLC and DISH Network Services, LLC, both of which were signed in June 2006. The $500,000 payment was made to Mr. Miller during the third quarter 2006. Therefore, restricted cash is zero at December 31, 2006.

At December 31, 2005 restricted Cash of $560,000 represents funds held in escrow by Grushko & Mittman to be utilized at the closing of acquisition of See World in January 2006. The source of the funds was from the December 2005 issuance of promissory notes designed for the purpose of raising funds for this acquisition. The funds were contractually restricted to be remitted directly towards settlement of the acquisition January 3, 2006.

  (3)  PROPERTY AND EQUIPMENT

Major classes of property and equipment together with their estimated useful lives, consisted of the following:

		December 31
	Years	2006	2005
Leasehold improvements	5	$282,462	$180,937
Furniture and fixtures	5	54,350	54,208
Equipment	3-5	37,684	20,890
Vehicles	3	113,264	11,927
Total property and equipment		487,763	267,962
Less accumulated depreciation and amortization		(184,122)	(59,752)
Net property and equipment		$303,641	$208,210

Depreciation expense for the years ended December 31, 2006 and 2005 was $ 124,370 and $35,974 respectively.

There was a significant increase in the Vehicles component of Property and Equipment in 2006 from that reported for the comparable period in 2005. This increase resulted from acquiring a fleet of trucks in the acquisition of See World Satellites, Inc. The trucks are utilized for delivery of equipment and service related activities consistent with that of the Company's established business purpose.

(4)  GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company's ability to continue as a going concern is contingent upon its ability to expand its operations and secure additional financing. Failure to secure financing or expand operations may result in the Company not being able to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(5)  CONVERTIBLE DEBT

During 2005 the Company raised a total of $1,820,690 from the issuance of $1,896,551 Secured Convertible Promissory Notes with selected subscribers. The Notes were issued at an original discount of 21%. On December 29, 2005, the Company received $1,000,000 of the proceeds and a further $470,000 in January 2006. Both amounts were after discount, but before expenses. The Company agreed to issue 100 class A, and 50 class B warrants for each 100 shares on the closing date of the issuance of the Notes, assuming complete conversion. The Company also agreed to issue 35,520,424 shares of common stock to be distributed pro rata to purchasers of the Notes (the common stock was issued effective December 29, 2005 and is included in the number of shares issued and outstanding at December 31, 2005). The Conversion prices of the Notes, class A warrants, and class B warrants as stated on the Notes are $0.04, $0.02868 and $0.0239 respectively.

The Company accounted for the issuance of stocks and warrants under the Convertible Notes in line with the provisions of EITR 00-27 which states that when a debt instrument includes detachable instruments such as warrants, the proceeds of the issuance should be allocated to the convertible instrument and the detachable instruments in proportion to their relative fair market values. Accordingly, the Company calculated fair value of the stock based on current market price and fair value of the warrants using the Black-Scholes pricing model. Total proceeds from the funding were then allocated among debt and equity based on their relative fair values.

As discussed in footnote #19, a restatement was necessary as the $219,535 allocated to warrants was initially classified as equity. Due to an insufficient number of authorized and unissued shares available to cover complete conversion, the warrant portion of the allocation is being reclassified to liability, with an adjustment at each reporting date to mark the liability to market.

(6)    INCOME TAXES

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes", which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates and liabilities are expected to be settled or realized.

	2006	2005

Net income (losses) before taxes	$1,231,367	$(3,627,067)

Times the statutory tax rates	34.00%	34.00%

	418,665	(1,233,203)

Temporary differences
Derivative (income) expense	(476,309)	554,143
Goodwill amortization	(117,361)	-
Net operating losses	175,005	679,060
	$-	$-

Deferred Tax Assets	$3,029,942	$3,448,607

Less valuation allowance	(3,029,942)	(3,448,607)

	$-	$-

The net operating loss carryforward of approximately $9,000,000 will expire through 2024.

At December 31, 2006, the Company provided a 100% valuation allowance for the deferred tax asset because given the volatility of the current economic climate, it could not be determined whether it was more likely than not that the deferred tax asset/(liability) would be realized.

(7)  OPERATING LEASES

The Company leases real property for its retail locations. At December 31, 2006, there were seven actively operating retail locations. Four locations have lease terms ranging from six months to three years while three locations are on a month-to-month basis.

Future minimum payments due on the non-cancelable leases are as follows:

Year	Annual
Ending	Payments
2007	63,890
2008	30,000
$93,890

Rent expense was $176,638 and $165,392 for the years ended December 31, 2006 and 2005, respectively .

(8)  CONCENTRATION OF CREDIT RISK

The Company's concentrations of credit risk consist principally of Accounts Receivable and Accounts Payable. The Company purchases approximately 90% of its telephone and satellite television supplies from two vendors. Additionally, these same two vendors are also major customers of the Company who provide over 80% of revenue.

(9)  STOCK

During June of 2005, the Company filed Form SB-2 Registration Statement with the Securities and Exchange Commission to register 47,501,563 shares of common stock. In conjunction with this registration statement the Company incurred legal and accounting costs of approximately $25,000. The SB-2 Registration statement was declared effective by the Securities and Exchange Commission in August of 2005.

On January 17, 2005, the Company closed a private placement and agreed to issue 14,493,750 shares of common stock to a group of accredited investors in private placements at an average price of $0.08 per share for gross proceeds of $769,460 after 10% commission and 3% expense fee. In accordance with the subscription agreement, the investors will receive two classes of warrants, called Class A and Class B warrants, for each share of common stock purchased. The A warrants have an exercise price of $0.08 and B warrants have an exercise price of $0.12. The Company filed the terms and conditions of the financing and registration rights on March 24, 2005 on Form 8-K. The funds raised in the private placement were primarily used for working capital, costs related to the opening of new locations and to reduce outstanding liabilities.

During the three months ended March 31, 2005, $51,017 worth of debentures was converted into 1,004,930 shares of stock relating to the Company's convertible debenture with Dutchess Private Equities Fund. The convertible debenture was fully extinguished during the period.

During the three months ended March 31, 2005, 2,085,426 shares of stock were issued relating to the Company's equity line of credit for proceeds of $270,994. Funds were used to repay outstanding Notes.

The Company signed a short-term Note payable to Dutchess Equities Fund, II, LP in the amount of $500,000 plus a $100,000 premium. The Note, dated January 10, 2005 matured on August 10, 2005. The Note bore interest at 12% per annum. The Note carried certain restrictions relating to additional financing and registration rights to certain shares issued to Dutchess. As of May 5, 2005, the Note and interest have been paid in full.

The note contained a stipulation that the Company would deliver 500,000 shares of common stock with "Piggy-Back" registration rights. In addition, the Company issued 250,000 shares of restricted common stock in March 2005 relating to loan inducements for a loan in 2004.

During January 2005, the Company issued 2,030,000 shares of common stock for services pursuant to a Form S-8 registration. The shares were valued at fair market on the date it was agreed that the shares would be issued. The non-stock compensation expense of $294,350 has been charged to operations during the period and reported under Selling, General and Administrative Expenses.

On January 15, 2006 the Company issued 1,500,000 restricted common shares to Scott Gallagher relating to a two year employment agreement entered into on November 15, 2005.

During the quarter ended December 31, 2005 warrants were exercised at $0.03 per share by eight accredited investors for the purchase of 762,500 shares of common stock.

During the quarter ended December 31, 2005 the Company issued 5,474,880 shares to Dutchess Private Equities Fund II, LP, under its equity line of credit for proceeds of $134,575 after fees.

During the quarter ended December 31, 2005, the Company issued 35,520,424 shares of common stock to a group of ten accredited investors relating to a financing closed on December 29, 2005. An 8-K detailing this issuance was filed with the Securities and Exchange Commission on January 5, 2006.

During the three months ending March 31, 2006, the Company issued 1,500,000 restricted shares of common stock to an officer of the Company relating to a two year employment agreement dated February 1, 2006.

During the three months ending March 31, 2006, the Company issued 2,250,000 restricted shares of common stock valued at $0.02 per share to an officer of the Company to reduce an outstanding debt obligation of $45,000.

During the three months ending March 31, 2006, the Company issued 2,500,000 restricted shares of common stock valued at $0.02 per share to an officer of the Company as a success bonus for 2005.

During the three months ending March 31, 2006, the Company issued 920,000 restricted shares of common stock valued at $0.02 per share to a consultant of the Company to reduce the $18,400 owed for consulting services relating to services rendered during 2005.

During the three months ending March 31, 2006, the Company issued 1,000,000 shares of its Series B Convertible Preferred stock to Mr. Richard Miller, the former owner and current President of See World Satellites, Inc. The conversion rate for the Series B stock is 25 shares of common stock for each share of Series B Convertible Preferred Stock. The shares of Series B Convertible Preferred Stock may be converted into common stock at any time after January 3, 2008, at the option of the Company or that of the holder. The Series B stock has no voting rights. Each share is worth $1.00.

During the three months ended June 30, 2006, the Company agreed to issue 11,458,338 restricted common shares relating to warrants priced at $0.0239 that were exercised by four accredited investors for total proceeds of $273,854.28. 11,458,338 new warrants were issued to the investors under the same terms other than the strike price which was increased to $0.04.

During the three months ended September 30, 2006, relating to the exercise of warrants, the Company issued 5,600,000 shares at an exercise price of $0.045 per share for proceeds of $252,000.

At September 30, 2006, 1,185,350 restricted shares due to one of the investors included in the financing closed on December 29, 2005 remained unissued.

On October 6, 2006 two investors exercised warrants to purchase 1,750,000 shares of common stock at an exercise price of $0.045 per share for proceeds of $78,750.

On October 6, 2006 the Company issued 250,000 shares as an inducement to enter into a short term loan in the amount of $75,000.

On October 16, 2006 two investors exercised warrants to purchase 1,250,000 shares of common stock at an exercise price of $0.045 per share for proceeds of $56,250.

On October 16, 2006 an investor exercised warrants to purchase 1,562,500 shares of common stock at an exercise price of $0.045 per share for proceeds of $70.312.50.

On October 17, 2006 an investor exercised warrants to purchase 312,500 shares of common stock at an exercise price of $0.045 per share for proceeds of $14,062.50.

On November 8, 2006 the Company issued 788,000 shares to an investor at $0.04 for proceeds of $32,179.

COMMON STOCK

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Company's Board of Directors in its discretion from funds legally available therefore, subject to the rights of Preferred stockholders. Please refer to the discussion below under "Preferred Stock." In the event of the Company's liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities, subject to the rights of Preferred Stockholders.

PREFERRED STOCK

The Company's Articles of Incorporation, as amended, vest its Board of Directors with authority to divide its preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation in respect to, among other things, (i)the number of shares to constitute such series and the distinctive designations thereof; (ii)the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (iii) whether Preferred Stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on Preferred Stock in the event of involuntary or voluntary liquidation; (v) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (vi) the terms and conditions by which Preferred Stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any. A total of 150,000 shares were designated Series A Preferred Stock, however, none are outstanding. All Series A shares have an issue price and preference on liquidation equal to $1.00 per share. The Series A Preferred Shares accrue dividends at the rate of 10% per annum during the first two years following issuance, which dividend is payable in cash and is cumulative. During the third through fifth year in which the Series A Preferred Shares are outstanding, the holders are entitled to 3.75% of the Company's net profits, also payable in cash. The Company may redeem this preferred stock at any time following notice to the holder for an amount equal to the issue price, plus any accrued but unpaid dividends.

The Series A Preferred Shares are convertible into shares of the Company's common stock at the option of the holder on a one for one basis at any time up to the fifth anniversary of the issuance. On the fifth anniversary, the Series A Preferred Shares automatically convert into shares of the Company's common stock. The conversion rate is subject to adjustment in certain events, including stock splits and dividends. Holders of our Preferred Stock are entitled to one vote for each share held of record. Holders of the Preferred Stock vote with holders of the common stock as one class.

In April 2006, a total of 1,000,000 shares were designated Series B Preferred Stock and all 1,000,000 shares are outstanding. Upon liquidation (voluntary or otherwise), dissolution or winding up of the Company, holders of Series B Convertible Preferred Stock will receive their prorate share of the total value of the assets and funds of the Company to be distributed, assuming the conversion of Series B Convertible Preferred Stock to Common Stock. The holders of shares of Series B Convertible Preferred Stock shall not be entitled to receive dividends and shall have no voting rights. After June 1, 2006, the shares of Series B Convertible Preferred Stock shall be redeemable at $2.00 per share solely at the Company's option.

Any shares of Series B Convertible Preferred Stock may, at any time after January 3, 2008, at the option of the holder or the Company, be converted into fully paid and nonassessable shares of common stock. The number of shares of common stock to which a holder of Series B Convertible Preferred Stock shall be entitled upon a conversion shall be the product obtained by multiplying the number the number of shares of Series B Convertible Preferred Stock being converted by 25.

(10)  OPTIONS AND WARRANTS

OPTIONS

The Company had a Non-Qualified Stock Option and Stock Grant Plan (the Plan) adopted in July 1997. For the year ended December 31, 2005 the Company had not granted any options. Under the company's Plan, the Company's board of directors had reserved 2,500,000 shares that may have been granted at the board of directors' discretion. No option was to be granted after July 27, 2007 and the maximum term of the options under the Plan was ten years. In accordance with SFAS 123R, the Company reviewed the provisions of the plan and its related outstanding options to comply with the required fair value analysis component to SFAS 123R that took effect January 1, 2006. During this analysis the Company determined that the 598,000 options previously issued had expired and are no longer outstanding as of January 1, 2006 per plan provisions.

WARRANTS

The following details warrants outstanding as of December 31, 2006:

The Company had 3,000,000 warrants outstanding relating to a dividend declared to stockholders of record on August 27, 2004. The warrants have an exercise price of $0.25 and expire on August 7, 2007. The Company does not expect these warrants to be exercised in the near future because the exercise price exceeds the current stock price.

In accordance with the subscription agreement relating to the private placement the Company closed during the period ending March 31, 2005, the Company issued the following warrants. Investors received two classes of warrants, Class A and Class B warrants, for each share of common stock purchased. The B warrants had an initial exercise price of $0.08 and A warrants had an initial exercise price of $0.12. The Company filed the terms and conditions of the financing and registration rights on March 24, 2005 on Form 8-K. The funds raised in the private placement were primarily used for working capital, costs related to the opening of new locations and to reduce outstanding liabilities.

	2006	2006
	Underlying	Exercise
	Shares	Price

Warrants issued during 2000	1,036,000	$1.50
Warrants issued during 2004
(10% Warrant Div)	3,000,000	$0.25

Warrants issued during 2004 and 2005
A Warrants	4,956,250	$0.045

On September 28, 2005, the Company reduced the exercise price of the A warrants from $0.12 to $0.10. Additionally, the Company reduced the exercise price of the B warrants from $0.08 to $0.03. On July 17, 2006 the Company lowered the exercise price on the "A" Warrants from $0.10 to $0.045.

During the three months ending March 31, 2006, 4,670,313 "B" warrants priced at $0.03 were exercised for gross proceeds of $140,109. Expenses relating to warrant exercises were $14,048. Additionally, during the three months ended March 31, 2006, 9,499,937 "B" warrants expired.

During the three months ending September 30, 2006, 5,600,000 "A" warrants priced at $0.045 were exercised for gross proceeds of $252,000.

During the three months ended December 31, 2006, 4,875,000 “A” warrants priced at $0.045 were exercised for gross proceeds of $219,375.

In accordance with the subscription agreement relating to the private placement closed on December 29, 2005, the Company issued the following warrants. Investors received two classes of warrants, called Class A and Class B warrants, for each share of common stock purchased. The A warrants have an exercise price of $0.02868 and the B warrants have an exercise price of $0.0239.

The Company filed the terms and conditions of the financing and registration rights in January 2006 on Form 8-K. The funds raised in the private placement were primarily used for the acquisition of the Company's wholly-owned subsidiary See World Satellites, Inc.

As discussed in footnote #19, a restatement was necessary as the $219,535 allocated to warrants was initially classified as equity. Due to an insufficient number of authorized and unissued shares available at the date of the issue to cover complete conversion, the warrant portion of the allocation is being reclassified to liability with an adjusment at each reporting date to mark the liability to market.

As discussed in footnote #5, the warrants associated with this Issue, along with the related stock, were allocated based on their relative fair values, with the fair value of the warrant component determined using the Black-Scholes pricing model considering market factors at December 29, 2005. The fair value calculation for this grouping of warrants was performed independently of any other issue. Therefore, the reduction to the exercise prices for Class A and B warrants on September 28, 2005 and July 7, 2006 did not impact the fair value measurement of the warrants associated with the December 29, 2005 financing.

The table below summarizes the A and B warrants outstanding as of December 31, 2006 relating to the financing closed on December 29, 2005.

	2005	2005
	Underlying	Exercise
	Shares	Price
Warrants issued in December 2005
A Warrants	46,465,550	$0.02868
B Warrants	11,774,437	$0.0239
New B Warrants	11,458,338	$0.04

During the year ended December 31, 2006, the Company agreed to issue 11,458,338 restricted common shares relating to warrants priced at $0.0239 that were exercised by four accredited investors for total proceeds of $273,854.28. 1,185,350 restricted shares due to one of the investors remained unissued. New warrants totaling 11,458,338 were issued to the investors under the same terms other than the strike price which was increased to $0.04.

(11)  SEE WORLD SATELLITES, INC. ACQUISITION

Effective January 3, 2006, the Company acquired 100% of the capital stock of See World Satellites, Inc. ("See World"), for consideration, providing for (i) $1,000,000 in cash to the stockholder of See World, (ii) a promissory note in the amount of $3,500,000, and (iii) $1,000,000 in convertible preferred stock of the Company.

As required by SFAS No. 141, the Company has recorded the acquisition using the purchase method of accounting with the purchase price allocated to the acquired assets and liabilities based on their respective estimated fair values at the acquisition date. The purchase price of $5,500,000 had been allocated at follows:

Current assets	$185,850
Property and equipment, net	136,454
Goodwill	5,177,696
$5,500,000

Goodwill recorded as a result of the acquisition is assignable to the See World Satellites, Inc. segment and is tax deductible over a period of fifteen years. Revenues and expenses are included in the Company's statement of operations from January 3, 2006 through December 31, 2006.

The following unaudited pro forma data summarizes the results of operations of the Company for the year ended December 31, 2005, as if the acquisition of See World had occurred on January 1, 2005. The pro forma data gives effect of the actual operating results prior to the acquisition. The unaudited pro forma consolidated data are not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, 2005 or may be acheived in the future.

Revenues	$6,349,407
Net loss	(2,704,986)
Basic net loss per share	$(0.05)
Diluted net loss per share	$(0.05)

SFAS 141 also requires in the year of the acquisition, proforma information displaying the results of operations for the current period as if the combination had been completed at the beginning of the period, unless the acquisition was at or near the beginning of the period. Since See World Satellites, Inc. was acquired on January 3, 2006, the first business day of the year, and the Company determined that transactions between January 1, 2006 through January 2, 2006 to be immaterial, proforma presentation is deemed unnecessary.

(12)  RELATED PARTY TRANSACTIONS (SEE WORLD ACQUISITION)

At September 30, 2006, the Company had the following debt obligations and made the following payments to Mr. Richard Miller, a director and President of the Company's wholly-owned subsidiary See World. The Company paid Mr. Miller $500,000 on January 3, 2006 relating to the acquisition of See World. The Company carried a short term Note obligation in the amount of $500,000 due to Mr. Miller. This Note was due within 30 days of the effective date of a new five year contract between Echo Star Satellites, L.L.C., DISH Network Services, L.L.C. and See World. During the twelve months ended December 31, 2006 the Company paid this Note in full. Additionally, the Company issued 1,000,000 shares of its Series B Convertible Preferred stock to Mr. Miller during the three months ended March 31, 2006. The conversion rate for the Series B stock is 25 shares of common stock for each share of Series B Convertible Preferred Stock. The shares of Series B Convertible Preferred Stock may be converted into common stock at any time after January 3, 2008, at the Company's option or that of the holder. The Series B stock has no voting rights. Each share is worth $1.00. On April 3, 2006, the Company made a $250,000 payment to Mr. Miller reducing the outstanding note amount to $3.25 million as of June 30, 2006. On July 5, 2006, the Company made a $250,000 payment to Mr. Miller reducing the outstanding note amount to $3 million. In October 2006 the Company made a $250,000 payment to Mr. Miller reducing the outstanding Note amount due to $2.75 million as of November 15, 2006. The Company filed an 8-K with the terms and conditions of this Note on January 5, 2006. Mr. Miller also extended a short-term Note in the amount of $551,073 to the Company, of which $375,000 was paid back January 13, 2006. During the three months ended September 30, 2006 the Company repaid $58,691 of the outstanding Note leaving an unpaid balance of $117,382 at September 30, 2006. Also during the period ended December 31, 2006 the Company paid an additional $117,382 to Mr. Miller to extinguish an existing note due January 3, 2007.

(13)  STOCK-BASED COMPENSATION

The disclosures required by paragraph 84 of SFAS 123 (R) are stated below, although the Company had not granted any options since 2001 to September 30, 2006, and options to purchase 598,000 shares of the Company have not been exercised:

	2006	2005
Net Income (Loss) as reported	$1,271,367	$(3,627,067)

Basic and diluted earnings per share as reported	$.01	$(.06)

Share-based employee compensation cost net of related tax effects included in net income as reported	-	-

Share-based employee compensation cost, net of related tax effects that would have been included in net income if the fair-value based method had been applied to all awards	-	-

Pro-forma net income as if the fair-value method had been applied to all awards	$1,271,367	$(3,627,067)

Pro-forma basic and diluted earrings per share as if the fair-value based method had been applied to all awards	$.01	$(.06)

(14)  NOTES PAYABLE TO RELATED PARTIES

At December 31, 2006 the Company had an outstanding note payable to the President of one of its wholly-owned subsidiaries in the amount of $2,750,000 relating to the acquisition of See World Satellites, Inc.

(15)  EQUITY LINE OF CREDIT

In 2004, the Company entered into an equity line of credit with Dutchess Private Equities Fund. The agreement provided for a maximum of $6,000,000 with 15,000,000 shares of common stock registered and available to repay credit line advances. Shares were convertible based on 93% of the three-day average of the lowest three out of five days subsequent to a put for funds. At December 31, 2006 the equity line of credit with Dutchess Private Equities Fund has been canceled.

(16)  SUBSEQUENT EVENTS

On January 3, 2006, the Company acquired See World Satellites, Inc., a Pennsylvania corporation. As part of the purchase price for See World, currently a wholly-owned subsidiary of the Company, the Company agreed to issue a promissory note in the amount of $3,500,000. On January 22, 2007, the Company assigned a $1,000,000 portion of this Note to four investors (the "Assignees"). The Company issued a Note to each Assignee with a combined principle amount of $1,000,000. The Notes bear interest at a rate of 20% which was paid in the form of an original issue discount to the Note. Payments are due to each Assignee in accordance with their pro rata share.

As consideration for the assignment, the Company agreed to issue 15,000,000 shares of common stock to be distributed pro rata among the Assignees of the Notes. The shares were issued in accordance with Rule 506 of Regulation D under the Securities Act of 1933 (as amended) in that:

- the sales were made to an accredited investor, as defined in Rule 501;

The Company filed a form 8-K regarding this transaction on January 26, 2007.

On March 12, 2007, the Company acquired a ring-tone network including 161 domain names and operating web sites for $17,000 in cash.

(17)  EARNINGS  PER SHARE

Basic earnings (loss) per share are calculated on the basis of the weighted average number of common shares outstanding. Diluted earnings per share, in addition to the weighted average determined for basic earning (loss) per share, include common stock equivalents, which would arise from the conversion of the Preferred Stock, convertible notes payable and warrants to purchase common shares. Diluted earnings per common share assume that any dilutive convertible notes and Preferred Stock that were outstanding at the beginning of each year were converted at those dates. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those warrants for which market price exceeds exercise price.

	For the Years Ended December 31
	2006	2005
Basic income (loss) per share:
Net income (loss)	$1,231,367	$(3,627,067)
Weighted average common shares outstanding	124,851,085	55,986,790

Diluted income per share:
Weighted average common shares outstanding	124,851,085	N/A
Convertible notes payable	46,465,550	N/A
Warrants A	46,465,550	N/A
Warrants B	23,232,775	N/A
Weighted average common shares outstanding for diluted net earning per share	241,014,960	55,986,790
Net income (loss) per share - basic	$0.01	$(0.06)
Net income (loss) per share - diluted	$0.01	$(0.06)

(18)   SEGMENT INFORMATION

The Company has two reportable segments and corporate overhead: (1) Product sales for wireless products segment include sales of wireless handsets and accessories; (2) Service revenues for installments of satellites segment includes sales of satellite dish equipment and installations; and (3) a holding company for future commercial ventures. The corporate overhead includes the Company's investment holdings including financing current operations and expansion of its current holdings as well as evaluating the feasibility of entering into additional businesses.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performances based on profit or loss from operations before income taxes, not including nonrecurring gains and losses and foreign exchange gains and losses.

The Company's reportable segments are strategic business units that offer different technology and marketing strategies.

The Company's areas of operations are principally in the United States. No single foreign country or geographic area is significant to the consolidated financial statements.

Consolidated revenues, operating income/(losses), and identifiable assets were as follows:

	December 31
	2006	2005
Revenues:
Service revenue - See World Satellites, Inc.	$4,836,237	$1,310,731
Product sales - FTS Wireless, Inc.	1,841,839	-
Corporate	-	-
	$6,678,076	$1,310,731

Income (loss) from operations:
Service revenue - See World Satellites, Inc.	$1,196,206	$-
Product sales - FTS Wireless, Inc.	(234,950)	(408,915)
Corporate	(737,837)	(1,158,562)
	$223,419	$(1,567,477)

Identifiable assets:
Service revenue - See World Satellites, Inc.	$5,960,762	$-
Product sales - FTS Wireless, Inc.	213,507	234,801
Corporate	545,054	1,739,694
	$6,719,323	$1,974,495

(19)     RESTATEMENT

The Company will restate its financial statements for the year ended December 31, 2005 to amend and restate the accounting for warrants issued in connection with a financing closed December 29, 2005. These security components were originally treated as equity transactions associated with the issuance of secured, convertible promissory notes. However, at the time of the issuance, the Company had an insufficient number of authorized shares to settle the contract after considering all other commitments that may require the issuance of stock during the maximum period the contract could remain outstanding. Based on this shortage, EITF-0019 requires initial balance sheet classification of the warrants as a liability until such time that an increase in authorized shares sufficient to cover the shortage, is approved by the stockholders. If the classification required under this Issue changes as a result of events during the period, the contract should be reclassified as of the date of the event that caused the reclassification. EITF-0019 requires the treatment of these warrants as derivative liabilities, with an adjustment at each reporting date to mark the liability to market.

The restatement will also reclassify the restricted portion of cash to a separate line item on the Balance Sheet with a corresponding correction to the Statement of Cash Flows to reflect the restriction.

There were also related adjustments to the Company’s consolidated statement of cash flows and consolidated statement of stockholder’s equity.

The effect of the restatement on specific amounts provided in the consolidated financial statements is as follows:

Consolidated Balance Sheet	Previously Reported	Increase (Decrease)	Restated
Cash,$560,000 restricted at 12/31/05	$803,079	$(560,000)	$243,079
Restricted Cash	$-	$560,000	$560,000
Convertible debentures-current portion	$-	$782,961	$782,961
Convertible debentures	$1,213,049	$(782,961)	$430,088
Fair value of derivative liabilities	$-	$1,849,366	$1,849,366
Additional paid in capital	$10,416,074	$(219,535)	$10,196,539
Total stockholder's equity (deficit)	$212,411	$(1,849,366)	$(1,636,955)

Consolidated Income Statement
Change in fair value of derivative liabilities	$-	$1,629,831	$1,629,831
Net Income (loss)	$(1,811,423)	$(1,629,831)	$(3,627,067)

The Company will also restate its financial statements for the three interim quarters previously reported in 2006 to amend and restate the accounting for these warrants.

In addition, two reclassifications are required for previously reported activity. Firstly, the Company invested funds into Elysium Internet. This investment was initially treated as prepaid expense; however, a reclassification to Investment is appropriate in each of the first three quarters. Secondly, David Rasmussen was given 1,500,000 shares of Company Stock as part of his employment contract. The value of this stock was entered as a prepaid item, and is being amortized over the term of his employment contract. However, a reclassification to Deferred Compensation is appropriate for this item. These two items have balance sheet impact only.

The effect of the restatement on specific amounts provided in the consolidated financial statements is as follows:

Restatement of previously Issued Quarterly Data (Unaudited)

		As
		previously	Restatement	As
		reported	adjustments	restated
Three months ended March 31, 2006
Interest income (expense)		(36,695)	(2,334)	(39,029)
Change in fair value of derivative liabilities		0	(7,478,664)	(7,478,664)
Total other income (expenses)		(36,695)	(7,480,998)	(7,517,693)
Net income (loss)		5,251	(7,480,998)	(7,475,747)

Six months ended June 30, 2006
Interest income (expense)		$(74,068)	$(35,524)	$(109,592)
Change in fair value of derivative liabilities		$-	$(652,875)	$(652,875)
Total other income (expenses)		$(74,068)	$(688,399)	$(762,467)
Net income (loss)		$62,118	$(688,399)	$(626,281)

Nine months ended September 30, 2006
Interest income (expense)		$(110,980)	$(73,440)	$(184,420)
Change in fair value of derivative liabilities		$-	$(336,909)	$(336,909)
Total other income (expenses)		$(110,980)	$(410,349)	$(521,329)
Net income (loss)		$131,669	$(410,349)	$(278,680)

	As	2005	2006
	previously	Restatement	Restatement	As
	reported	adjustments	adjustments	restated
March 31, 2006
Cash and cash equivalents	$624,801	$-	$(500,000)	$124,801
Restricted cash	$-	$-	$500,000	$500,000
Property and equipment, net	$319,762	$-	$70,000	$389,762
Investment in private entity	$70,000	$-	$(70,000)	$-
Investments	$-	$-	$15,000	$15,000
Prepaid expenses	$122,512	$-	$(43,333)	$79,179
Accounts payable and accrued expenses	$236,552	$-	$2,334	$238,886
Fair value of derivative liabilities	$-	$-	$9,332,606	$9,332,606
Convertible preferred stock	$1,000,000	$-	$(990,000)	$10,000
Additional paid-in capital	$10,699,663	$(219,535)	$985,425	$11,465,553
Accumulated deficit	$(10,300,511)	$(1,629,831)	$(7,480,998)	$(19,411,340)
Deferred Compensation	$-	$-	$28,333	$28,333

June 30, 2006
Investments	$-	$-	$26,179	$26,179
Prepaid expenses	$154,319	$-	$(52,012)	$102,307
Accounts payable and accrued expenses	$212,946	$-	$35,524	$248,470
Fair value of derivative liabilities	$-	$-	$2,506,816	$2,506,816
Additional paid-in capital	$11,952,059	$(219,535)	$(4,575)	$11,727,949
Accumulated deficit	$(10,243,644)	$(1,629,831)	$(688,399)	$(12,561,874)
Deferred Compensation	$-	$-	$25,833	$25,833

September 30, 2006
Investments	$-	$-	$59,339	$59,339
Prepaid expenses	$199,714	$-	$(82,672)	$117,042
Accounts payable and accrued expenses	$145,483	$-	$73,440	$218,923
Fair value of derivative liabilities	$-	$-	$2,190,851	$2,190,851
Accumulated deficit	$(10,174,095)	$(1,629,831)	$(410,349)	$(12,214,275)
Deferred Compensation	$-	$-	$23,333	$23,333

WHERE TO FIND MORE INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in Part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Department of the Commission, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You can contact the Commission's Public Reference Department at (800) SEC-0330. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the SEC's internet website (http://www.sec.gov).

Our common stock is registered with the SEC under section 12(g) of the Securities Exchange Act of 1934. We file with the SEC periodic reports on Forms 10-KSB, 10-QSB, and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the SEC's internet website (http://www.sec.gov) at the EDGAR location. Also, we will provide copies of these documents and any exhibits to them, without charge to prospective investors upon request addressed to FTS Group, Inc., 7610 West Hillsborough Ave., Tampa, Florida 33615. We intend to send annual reports containing audited financial to the stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE.

Changes in accountants were previously reported on Form 8-K. We had no disagreements with our accountants in 2005 or 2006.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VII in our Articles of Incorporation provides that we shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any legal proceeding against all expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts of omissions prior to such repeal or modification.

Article 7.1 of our By-Laws provides that we shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any proceeding (as hereinafter defined) against all expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding. Under the foregoing provisions of our Articles of Incorporation and By-Laws, each person who is or was a director or officer shall be indemnified by us to the full extent permitted or authorized by the General Corporation Law of Nevada. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of FTS Group, such person shall be indemnified against expenses, including attorneys' fees, reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than the fees and expenses of legal counsel and filing fees payable to the Securities and Exchange Commission.

Filing Fee--Securities and Exchange Commission	$1,594
Legal Expenses	$14,850
Accounting Expenses	$7,000
Blue Sky Fees and Expenses	$1,000
Printing Expenses	$1,000
Miscellaneous expenses	$1,000
Total:	$26,444

RECENT SALES OF UNREGISTERED SECURITIES

During February 2003, pursuant to a subscription agreement with Dutchess Private Equities Fund, LP ("Dutchess") we received $212,500 from the sale of 6% secured convertible debentures. The terms of the debentures provide for payment by February 14, 2007 with the debentures being convertible into our common stock at any time at the lesser of (i) 80% of the average of the five lowest closing bid prices during the 15 days prior to conversion or (ii) 100% of the average of the closing bid prices for the 20 trading days immediately preceding the closing date. We registered the underlying shares on Form SB-2. As of December 31, 2004 and 2003 the amount of debentures outstanding was $100,493 and $450,586, respectively. During 2004 Dutchess converted $350,093 worth of debentures into 3,570,030 shares of stock.

In April and May, 2003, we sold convertible debentures to Dutchess Private Equities Fund, LP worth $35,000. In October 2003, we sold Dutchess $130,000 of convertible debentures. The terms of the debentures provide for payment by February 14, 2007 with the debentures being convertible into the Company's common stock at any time at the lesser of (i) 80% of the average of the five lowest closing bid prices during the 15 days prior to conversion or (ii) 100% of the average of the closing bid prices for the 20 trading days immediately preceding the closing date.

On March 3, 2005, 250,000 restricted shares of common stock were issued to Dutchess Private Equities Fund, LP valued at $0.10 per share relating to a $200,000 note agreement.

During the quarter ended March 31, 2004, we issued approximately 1,485,000 shares of our common stock related to our equity line of credit with Dutchess Private Equities Fund, LP to fund operations, acquisitions and working capital. On June 15th, 2004, we entered into a note agreement with our then Chief Financial Officer, Linda Ehlen. Ms. Ehlen extended a loan to us in the amount of $61,200 bearing an interest amount of 8% per annum and a face amount premium of 20%. On March 3, 2005, Ms. Ehlen was issued 307,000 shares of restricted stock relating to the loan agreement. On September 17th, 2004, our Chief Executive Officer, Scott Gallagher, entered into a note agreement. Mr. Gallagher extended us loans in the amount of $133,800 one Note bears an interest rate of 8% per annum and a face amount premium of 20%. On March 3, 2005, Mr. Gallagher was issued 625,000 restricted shares relating to the $125,000 loan agreement. These shares were issued to Ms. Ehlen and Mr. Gallagher in March of 2005. On August 26, 2004, we made the following issuances of shares of restricted common stock: 625,000 shares to our Chief Executive Officer as compensation, 250,000 shares to Linda Ehlen, our Chief Financial Officer, as compensation, 250,000 to our former Chief Operating Officer, Robert Lewis as compensation, 1,000,000 shares to SLP Management for consulting services and 153,500 shares to Pentony Enterprises for consulting services.

On November 13, 2004 933,973 shares of restricted common stock were issued for consulting services. 625,000 Shares were issued to Scott Gallagher and 308,973 were issued to Linda Ehlen.

On January 20, 2005, we issued 500,000 restricted shares of common stock to Dutchess Private Equities Fund, LP valued at $.10 per share relating to a $500,000 note agreement entered into during 2005.

On January 26, 2005, we issued 100,000 restricted shares of common stock to Dutchess Private Equities Fund, LP relating to a convertible debenture.

On February 11, 2005, we issued 100,000 restricted shares of common stock to Dutchess Private Equities Fund, LP relating to a convertible debenture.

On February 28, 2005, we issued 262,423 restricted shares of common stock to Dutchess Private Equities Fund, LP relating to a convertible debenture.

On March 3, 2005, we issued 59,663 restricted shares of common stock to Dutchess Private Equities Fund, LP relating to a convertible debenture.

On January 11, 2005, we issued 56,024 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On January 12, 2005, we issued 764,049 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On February 1, 2005, we issued 164,552 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On February 9, 2005, we issued 244,500 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On February 18, 2005, we issued 75,300 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On March 11, 2005, we issued 777,001 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On March 28, 2005, we issued 4,000 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On April 1, 2005, we issued 297,957 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On April 29, 2005, we issued 282,000 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On November 10, 2005, we issued 110,000 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On November 17, 2005, we issued 555,000 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On November 28, 2005, we issued 1,046,000 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On December 5, 2005, we issued 2,310,780 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On December 12, 2005, we issued 1,453,100 shares of restricted common stock to Dutchess Private Equities Fund, II, LP relating to our equity line of credit.

On March 4, 2005, we closed a private placement with 18 accredited investors in which we issued 14,493,750 shares of common stock and associated warrants for gross proceeds of $1,159,500. We agreed to file a Registration Statement with the SEC to register the resale of the shares of our common stock and the shares that may be issued if the investors exercise the warrants. The A warrants allow investors to purchase 14,493,750 shares of our common stock at an exercise price of $0.12, subject to adjustment, and the A warrants expire in March 2008. The B warrants allow investors to purchase 14,493,750 shares of our common stock at an exercise price of $0.08, subject to adjustment, and the B warrants expire 180 days after a Registration Statement is declared effective by the Securities and Exchange Commission.

On April 25, 2005, we sold 625,000 restricted shares to Iroquois Master Fund valued at $0.08 with "piggy-back" Registration rights for total proceeds of $50,000. In accordance with the private placements, the investor will receive two classes, A and B warrants, for each share purchased. The warrants are priced at $.12 and $.08. We filed the terms and conditions of the financing, including registration rights in March of 2005 on Form 8-K. The funds will be used for general working capital purposes.

On June 15, 2005, we sold 312,500 shares to Omicron Investment Fund valued at $0.08 with "piggy-back" Registration rights for total proceeds of $25,000. In accordance with the private placements, the investor will receive two classes, A and B warrants, for each share purchased. The warrants are priced at $.12 and $.08. We filed the terms and conditions of the financing, including registration rights in March of 2005 on Form 8K. The funds will be used for general working capital purposes.

On December 29, 2005, we entered into a transaction with 10 accredited investors in which we agreed to issue up to $1,896,551 of secured, convertible promissory notes with an original discount of 21%. We actually raised $1,820,690 in the transaction. The Notes can convert into shares of our common stock, subject to certain conditions, at a per share conversion price set forth in the Notes. On December 29, 2005, we received proceeds of $1,000,000 after the 21% discount but before expenses. On January 4, 2005 we received an additional $440,000 after the 21% discount but before expenses.

We also agreed to issue warrants to purchase shares of our common stock. We agreed to issue 100 Class A Warrants for each 100 shares which would be issued on the closing date assuming the complete conversion of the Notes on the closing date at the conversion price then in effect. The exercise price of the Class A Warrants is $0.02868. The Class A Warrants shall be exercisable until the date that the Registration Statement (as defined in the Subscription Agreement filed as Exhibit 10.2 to the Form 8-K dated January 5, 2006) has been effective for the unrestricted public resale of the Warrant Shares for 4 years.

We agreed to issue 50 Class B Warrants for each 100 shares which would be issued on the closing date assuming the complete conversion of the Notes on the closing date at the conversion price then in effect. The exercise price of the Class B Warrants is $0.0239. The Class B Warrants are exercisable until the later of four months after the actual effective date of Registration Statement (as defined in the Subscription Agreement filed as Exhibit 10.2 to the Form 8-K dated January 5, 2006), or ninety days after the actual effective date of a Second Registration Statement (as defined in the Subscription Agreement filed as Exhibit 10.2 to the Form 8-K dated January 5, 2006).

We also agreed to issue the 10 accredited investors 35,520,424 shares of our common stock to be distributed pro rata among the purchasers of the Notes. As part of our acquisition of See World Satellites, Inc., we issued to Richard Miller 1,000,000 shares of our Series B Convertible Preferred Stock. On April 28, 2006, we issued warrants to purchase 14,619,263 shares of our common stock to 5 accredited investors. The exercise price of the warrants is $0.04 and they are exercisable until the later of four months after the actual effective date of Registration Statement (as defined in the Subscription Agreement filed as Exhibit 10.2 to the Form 8-K dated January 5, 2006), or ninety days after the actual effective date of a Second Registration Statement (as defined in the Subscription Agreement filed as Exhibit 10.2 to the Form 8-K dated January 5, 2006).

On June 10, 2006 we issued warrants to purchase 2,500,000 shares of our common stock to Olympus Securities as payment for a finders fee relating to the financing closed on December 29, 2006.

We believe such issuances were exempt from registration pursuant to Section 4(2) of the Securities Act and any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering.

With respect to the sales of our common stock described above, we relied on the Section 4(2) and/or 4(6) exemptions from securities registration under the federal securities laws for transactions not involving any public offering. No advertising or general solicitation was employed in offering the shares. The shares were sold to sophisticated and/or accredited investors. The securities were offered for investment purposes only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by us. The securities issued in the foregoing transactions were made in reliance upon an exemption from registration under Rule 701 promulgated under Section 3(b) of the Securities Act. Alternatively, these issuances of securities were undertaken under Rule 506 of Regulation D under the Securities Act of 1933, as amended, by the fact that:

- the sale was made to a sophisticated or accredited investor, as defined in Rule 502;

- we gave the purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which we possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

- at a reasonable time prior to the sale of securities, we advised the purchaser of the limitations on resale in the manner contained in Rule 502(d)2;

- neither we nor any person acting on our behalf sold the securities by any form of general solicitation or general advertising; and

- we exercised reasonable care to assure that the purchaser of the securities is not an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in compliance with Rule 502(d).

EXHIBITS

NUMBER DESCRIPTION

2.1 Agreement and Plan of Merger between the Company and FTS Apparel, Inc., dated December 23, 2003 (included as Attachment A to the Definitive Proxy on Form DEF 14A filed January 9, 2004, and incorporated herein by reference).

3.1 Articles of Incorporation dated December 23, 2003 (included as Attachment B to the Definitive Proxy on Form DEF 14A filed January 9, 2004, and incorporated herein by reference).

3.2 Bylaws (included as Attachment C to the Definitive Proxy on Form DEF 14A filed January 9, 2004, and incorporated herein by reference).

3.3 Amendment to the Articles of Incorporation (included as Exhibit 10.1 to the Form 8-K filed March 13, 2006, and incorporated herein by reference).

3.4 Certificate of Designation for Series B Convertible Preferred Stock dated March 8, 2006 (included as Exhibit 10.1 to the Form 8-K filed March 13, 2006 and incorporated herein by reference).

4.1 Form of Certificate for Common Shares (included as exhibit 4.1 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 and incorporated herein by this reference).

4.2 Subscription Agreement Form (included as exhibit 10.1 to the Form 8-K filed February 24, 2003, and incorporated herein by reference).

4.3 Debenture Agreement between the Company and Dutchess Private Equities Fund, L.P., dated February 14, 2003 (included as exhibit 10.2 to the Form 8-K filed February 24, 2003, and incorporated herein by reference).

4.4 Registration Rights Agreement between the Company and Dutchess Private Equities Fund, L.P., dated February 14, 2003 (included as exhibit 10.3 to the Form 8-K filed February 24, 2003, and incorporated herein by reference).

4.5 Debenture Exchange Agreement between the Company and Dutchess Private Equities Fund, L.P., dated February 14, 2003 (included as exhibit 10.5 to the Form 8-K filed February 24, 2003, and incorporated herein by reference).

4.6 Addendum to the Subscription Agreement, dated July 21, 2003 (included as Exhibit 10.1 to the Form 8-K filed July 22, 2003, and incorporated herein by reference).

4.7 Amended Debenture between the Company and Dutchess Private Equities Fund, L.P., dated February 14, 2003 (included as Exhibit 10.2 to the Form 8-K filed July 22, 2003, and incorporated herein by reference).

4.8 Registration Rights Agreement between the Company and Dutchess Private Equities Fund, L.P., dated January 9, 2004 (filed as Exhibit 10.16 to the Form SB-2 filed January 28, 2004, and incorporated herein by reference).

4.9 Subscription Agreement Form (included as exhibit 10.1 to the Form 8-K filed March 24, 2005, and incorporated herein by reference).

4.10 A Warrant Form (included as exhibit 4.1 to the Form 8-K filed March 24, 2005, and incorporated herein by reference).

4.11 B Warrant Form (included as exhibit 4.2 to the Form 8-K filed March 24, 2005, and incorporated herein by reference).

4.12 Promissory Note between the Company and Dutchess Private Equities Fund, II, L.P., dated October 27, 2004 (included as exhibit 4.11 to the Form SB-2 filed June 17, 2005, and incorporated herein by reference).

4.13 Promissory Note between the Company and Dutchess Private Equities Fund, II, L.P., dated January 10, 2005 (included as exhibit 4.12 to the Form SB-2 filed June 17, 2005, and incorporated herein by reference).

4.14 A Warrant Form (included as Exhibit 4.1 to the Form 8-K filed January 5, 2006, and incorporated herein by reference).

4.15 B Warrant Form (included as Exhibit 4.2 to the Form 8-K filed January 5, 2006, and incorporated herein by reference).

4.16 Form of Common Stock Purchase Warrant (included as exhibit 4.16 to the Form SB-2/A filed July 5, 2006 and incorporated herein by reference).

5.1* Opinion re: legality of Amy M. Trombly, Esq.

10.1 Subscription Agreement Form (included as exhibit 10.1 to the Form 8-K filed February 24, 2003, and incorporated herein by reference).

10.2 Debenture Agreement between the Company and Dutchess Private Equities Fund, LP, dated February 14, 2003 (included as exhibit 10.2 to the Form 8-K filed February 24, 2003, and incorporated herein by reference).

10.3 Registration Rights Agreement between the Company and Dutchess Private Equities Fund, LP, dated February 14, 2003 (included as exhibit 10.3 to the Form 8-K filed February 24, 2003, and incorporated herein by reference).

10.4 Escrow Agreement between the Company and Dutchess Private Equities Fund, LP, dated February 14, 2003 (included as exhibit 10.4 to the Form 8-K filed February 24, 2003, and incorporated herein by reference).

10.5 Debenture Exchange Agreement between the Company and Dutchess Private Equities Fund, LP, dated February 14, 2003 (included as exhibit 10.5 to the Form 8-K filed February 24, 2003, and incorporated herein by reference).

10.6 Addendum to the Subscription Agreement, dated July 21, 2003 (included as Exhibit 10.1 to the Form 8-K filed July 22, 2003, and incorporated herein by reference).

10.7 Amended Debenture between the Company and Dutchess Private EquitiesFund, LP, dated February 14, 2003 (included as Exhibit 10.2 to the Form 8-K filed July 22, 2003, and incorporated herein by reference).

10.8 Memorandum of Understanding between the Company and Malsha Imports, Inc., dated February 28, 2003 (included as Exhibit 10.11 to the Form SB-2/A filed September 15, 2003, and incorporated herein by reference).

10.9 Confidentiality and No Conflict Agreement between the Company and American Connections, LLC, dated February 28, 2003 (included as Exhibit 10.12 to the Form SB-2/A filed September 15, 2003, and incorporated herein by reference).

10.10 Authorized Subcontractor Agreement between the Company and American Connections, LLC, dated February 28, 2003 (included as Exhibit 10.13 to the Form SB-2/A filed September 15, 2003, and incorporated herein by reference).

10.11 Lease Agreement between the Company and American Connections Florida, LLC, dated May 22, 2003 (included as Exhibit 10.14 to the Form SB-2/A filed September 15, 2003, and incorporated herein by reference).

10.12 Investment Agreement between the Company and Dutchess Private Equities Fund, LP, dated January 9, 2004 (included as exhibit 10.15 to the Form SB-2 filed January 28, 2004, and incorporated herein by reference).

10.13 Registration Rights Agreement between the Company and Dutchess Private Equities Fund, LP, dated January 9, 2004 (included as Exhibit 10.16 to the Form SB-2 filed January 28, 2004, and incorporated herein by reference).

10.14 Placement Agent Agreement between the Company, Dutchess Private Equities Fund, LP, and Charleston Capital Securities, dated January 9, 2004 (included as Exhibit 10.17 to the Form SB-2 filed January 28, 2004, and incorporated herein by reference).

10.15 Consulting Agreement between the Company and W. Scott McBride, dated January 15, 2004 (included as exhibit 99.1 to the Form S-8 filed February 3, 2004, and incorporated herein by reference).

10.16 Corporate Consulting Agreement between the Company and Theodore J. Smith, Jr., dated January 28, 2004 (included as exhibit 99.2 to the Form S-8 filed February 3, 2004, and incorporated herein by reference).

10.17 Consulting Agreement between the Company and Mike DeGirolamo, dated January 5, 2004 (included as exhibit 99.3 to the Form S-8 filed February 3, 2004, and incorporated herein by reference).

10.18 Consulting Agreement between the Company and Jeff Teischer, dated January 5, 2004 (included as exhibit 99.4 to the Form S-8 filed February 3, 2004, and incorporated herein by reference).

10.19 Consulting Agreement between the Company and David Taylor, dated December 12, 2003 (included as exhibit 99.5 to the Form S-8 filed February 3, 2004, and incorporated herein by reference).

10.20 Consulting Agreement between the Company and Pablo Oliva, dated November 12, 2003 (included as exhibit 99.6 to the Form S-8 filed February 3, 2004, and incorporated herein by reference).

10.21 Consulting Agreement between the Company and Tommy Hollman, dated January 27, 2004 (included as exhibit 99.7 to the Form S-8 filed February 3, 2004, and incorporated herein by reference).

10.22 Compensation Agreement between the Company, W. Scott McBride, David Rasmussen, James H. Gilligan, and Scott Gallagher, dated January 29, 2004 (included as exhibit 99.8 to the Form S-8 filed February 3, 2004, and incorporated herein by reference).

10.23 Lease Agreement between the Company and Investments Limited, dated August 25, 2004 (included as exhibit 10.1 to the Form 8-K filed September 9, 2004, and incorporated herein by reference).

10.24 Consulting Agreement between the Company and Pablo Oliva, dated October 26, 2004 (included as exhibit 99.1 to the Form S-8 filed January 11, 2005, and incorporated herein by reference).

10.25 Corporate Consulting Agreement between the Company and Theodore J. Smith, Jr., October 26, 2004 (included as exhibit 99.2 to the Form S-8 filed January 11, 2005, and incorporated herein by reference).

10.26 Subscription Agreement Form (included as exhibit 10.1 to the Form 8-K filed March 24, 2005, and incorporated herein by reference).

10.27 Promissory Note between the Company and Alpha Capital Aktiengesellschaft (included as Exhibit 10.1 to the Form 8-K filed January 5, 2006, and incorporated herein by reference).

10.28 Subscription Agreement between the Company and certain subscribers, dated December 29, 2005 (included as Exhibit 10.2 to the Form 8-K filed January 5, 2006, and incorporated herein by reference).

10.29 Guaranty Agreement between the Company and certain lenders, dated December 29, 2005 (included as Exhibit 10.3 to the Form 8-K filed January 5, 2006, and incorporated herein by reference).

10.30 Security Agreement between the Company and certain lenders, dated December 29, 2005 (included as Exhibit 10.4 to the Form 8-K filed January 5, 2006, and incorporated herein by reference).

10.31 Security and Pledge Agreement between the Company and certain lenders, dated December 29, 2005 (included as Exhibit 10.5 to the Form 8-K filed January 5, 2006, and incorporated herein by reference).

10.32 Collateral Agent Agreement between the Company and certain lenders (included as Exhibit 10.6 to the Form 8-K filed January 5, 2006, and incorporated herein by reference).

10.33 Promissory Note between the Company and Richard E. Miller, dated January 3, 2006 (included as Exhibit 10.1 to the Form 8-K filed January 9, 2006, and incorporated herein by reference).

10.34 Stock Purchase Agreement between the Company and Richard E. Miller, dated January 3, 2006 (included as Exhibit 10.2 to the Form 8-K filed January 9, 2006, and incorporated herein by reference).

10.35 Stock Escrow Agreement between the Company, Richard E. Miller, and Lambert& Martineau, attorneys at law, dated January 3, 2006 (included as Exhibit 10.3 to the Form 8-K filed January 9, 2006, and incorporated herein by reference).

10.36 Amendment Number 1 to the Retailer Agreement between the Company and EchoStar Satellite LLC, dated March 31, 2006 (included as Exhibit 10.1 to the Form 8-K filed March 31, 2006, and incorporated herein by reference).

10.37 Amendment to extend Authorized Regional Service Provider Agreement between the Company and Dish Network Service LLC dated March 31, 2006 (included as Exhibit 10.2 to the Form 8-K filed March 31, 2006, and incorporated herein by reference).

10.38 Letter Agreement between the Company and EchoStar Satellite LLC, dated March 27 2006 (included as exhibit 10.1 to the Form 8-K filed April 5, 2006 and incorporated herein by reference).

10.39 Employment Agreement between the Company and Scott Gallagher dated November 15, 2005 (included as exhibit 10.27 to the Form 10-QSB filed May 15, 2006 and incorporated herein by reference).

10.40 Employment Agreement between the Company and David Rasmussen dated February 1, 2006 (included as exhibit 10.28 to the Form 10-QSB filed May 15, 2006 and incorporated herein by reference).

10.41 Promissary Note between the Company and Alpha Capital Anstalt, dated January 22, 2007 (included as exhibit 10.1 to Form 8-K filed January 26, 2007, and incorporated herein by reference).

10.42 Promissary Note between the Company and Ellis International, Ltd., dated January 22, 2007 (included as exhibit 10.2 to Form 8-K filed January 26, 2007, and incorporated herein by reference).

10.43 Promissary Note between the Company and Platinum Long Term Growth V, dated January 22, 2007 (included as exhibit 10.3 to Form 8-K filed January 26, 2007, and incorporated herein by reference).

10.44 Promissary Note between the Company and Whalehaven Capital Fund Limited, dated January 22, 2007 (included as exhibit 10.4 to Form 8-K filed January 26, 2007, and incorporated herein by reference).

10.45 Assignment and Amendment No. 1 to Note Agreement by and among the Company, Richard E. Miller and Assignees, dated January 22, 2007 (included as exhibit 10.5 to the Form 8-K filed January 26, 2007, and incorporated herein by reference).

14.1 Corporate Code of Conduct and Ethics (included as exhibit 14.1 to the Form 10-KSB filed April 14, 2004, and incorporated herein by reference).

21.1 Subsidiaries of the Registrant (included as exhibit 21.1 to the Form 10-QSB filed November 14, 2005, and incorporated herein by reference).

23.1 Consent of R.E. Bassie & Co.

23.3* Consent of Counsel (contained in Exhibit 5.1) * To be filed by amendment

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any t of the following communication, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter)

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g) That for the purpose of determining any liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B (ss.230.430B of this chapter):

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3)(ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x)(ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the State of Florida, on May 7, 2007.

FTS GROUP, INC.

By: /s/ Scott Gallagher
--------------------------------
Scott Gallagher
Chief Executive Officer and
Interim Chief Financial Officer

Signature Date

/s/ Scott Gallagher      May 7, 2007
-------------------------     ------------------
Scott Gallagher
Chief Executive Officer,

    Interim Chief Financial Officer, Director and Chief Accounting Officer

/s/ David R. Rasmussen May 7, 2007 -------------------------- ------------------ David R. Rasmussen
   Chief Operating Officer and Director